Pfizer Inc.

Notice of Annual Meeting

of Shareholders,

Proxy Statement

and 2004 Financial Report1

March 10, 2005

1The 2004 Financial Report is not included in this filing. It was previously filed as Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and is contained in Appendix A to the Proxy Statement mailed to our shareholders beginning on March 10, 2005.

HOW TO VOTE

Your vote is important. Most shareholders have a choice of voting on the Internet, by telephone, or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card.

ANNUAL MEETING ADMISSION

Either an admission ticket or proof of ownership of Pfizer stock, as well as a form of personal identification, must be presented in order to be admitted to the Annual Meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof of ownership with you to the Meeting, or you may request an admission ticket in advance. Please see the response to the question “Do I need a ticket to attend the Annual Meeting?” for further details.

REDUCE PRINTING AND MAILING COSTS

If you share the same last name with other shareholders living in your household, you may receive only one copy of our Proxy Statement and 2004 Financial Report, and the 2004 Annual Review. Please see the response to the question “What is “householding” and how does it affect me?” for more information on this important shareholder program.

Shareholders may help us to reduce printing and mailing costs further by opting to receive future proxy materials by e-mail. Please see the response to the question “Can I access the Proxy Statement and 2004 Financial Report, and the 2004 Annual Review, on the Internet?” for more information on electronic delivery of proxy materials.

PFIZER INC.
235 East 42nd Street
New York, NY 10017

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	7:30 a.m., Pacific Daylight Time (10:30 a.m., Eastern Daylight Time) on Thursday, April 28, 2005
PLACE	The Ballroom of the Hotel Del Coronado 1500 Orange Avenue Coronado, California 92118
WEBCAST	A Webcast of our Annual Meeting will be available on our Website at www.pfizer.com starting at 7:30 a.m., Pacific Daylight Time (10:30 a.m. Eastern Daylight Time) on April 28, 2005. An archived copy of the Webcast also will be available on our Website through the first week of May. Information included on our Website, other than our Proxy Statement and form of proxy, is not a part of the proxy soliciting material.
ITEMS OF BUSINESS	• To elect fourteen members of the Board of Directors, each for a term of one year.
• To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2005 fiscal year.
• To consider six shareholder proposals, if presented at the Meeting.
• To transact such other business as may properly come before the Meeting and any adjournment or postponement.
RECORD DATE	You can vote if you are a shareholder of record on March 2, 2005.
ANNUAL REVIEW AND FINANCIAL REPORT	Our annual report to shareholders is in two parts: the 2004 Annual Review and the 2004 Financial Report. The 2004 Annual Review is enclosed with these materials as a separate booklet. The 2004 Financial Report is contained in Appendix A to this Proxy Statement. These documents are not a part of the proxy solicitation materials. They may also be accessed through our Website at www.pfizer.com.
PROXY VOTING	It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning your proxy card. Most shareholders also have the options of voting their shares on the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy prior to its exercise at the Meeting by following the instructions in the accompanying Proxy Statement.
March 10, 2005	Margaret M. Foran Vice President-Corporate Governance and Secretary

Pfizer Inc. 235 East 42nd Street New York, New York 10017

PROXY STATEMENT

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Pfizer Inc. (“Pfizer,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2005 Annual Meeting of Shareholders and at any adjournment or postponement.

You are invited to attend our Annual Meeting of Shareholders on April 28, 2005, beginning at 7:30 a.m., Pacific Daylight Time (10:30 a.m. Eastern Daylight Time). The Meeting will be held in the Ballroom of the Hotel Del Coronado, 1500 Orange Avenue, Coronado, California 92118. See the inside back cover of this Proxy Statement for directions.

Shareholders will be admitted to the Annual Meeting beginning at 7:00 a.m., Pacific Daylight Time. Seating will be limited.

The Hotel Del Coronado is accessible to disabled persons and, upon request, we will provide wireless headsets for hearing amplification. Sign interpretation also will be provided upon request. Please mail your request to the address noted below in response to the question “Do I need an admission ticket to attend the Annual Meeting?”

This Notice of Annual Meeting, Proxy Statement, form of proxy and voting instructions are being mailed starting March 10, 2005.

Do I need a ticket to attend the Annual Meeting?

You will need an admission ticket or proof of ownership to enter the Meeting. An admission ticket is attached to your proxy card if you hold shares directly in your name as a shareholder of record. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Annual Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must present proof of your ownership of Pfizer stock, such as a bank or brokerage account statement, to be admitted to the Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Pfizer stock, to:

Pfizer Shareholder Services
235 East 42nd Street, 7th Floor
New York, NY 10017

Shareholders also must present a form of personal identification in order to be admitted to the Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

Will the Annual Meeting be webcast?

Our Annual Meeting also will be webcast on April 28, 2005. You are invited to visit www.pfizer.com at 7:30 a.m., Pacific Daylight Time (10:30 a.m., Eastern Daylight Time), on April 28, 2005, to access the Webcast of the Meeting. Registration for the Webcast is required. Pre-registration will be available beginning on April 21, 2005. An archived copy of the Webcast also will be available on our Website through the first week of May.

Who is entitled to vote at the Annual Meeting?

Holders of Pfizer common stock at the close of business on March 2, 2005, are entitled to receive this Notice and to vote their shares at the Annual Meeting. As of that date, there were 7,460,646,116 shares of common stock outstanding and entitled to vote. In addition, shares of the Company’s Preferred Stock having votes equivalent to 12,024,919 shares of common stock were held by one of the Company’s employee benefit plan trusts. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Pfizer’s transfer agent, EquiServe Trust Company, N.A., you are considered, with respect to those shares, the “shareholder of record.” The Notice of Annual Meeting, Proxy Statement and 2004 Financial Report, proxy card and 2004 Annual Review have been sent directly to you by Pfizer.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting, Proxy Statement and 2004 Financial Report, proxy card and 2004 Annual Review have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

By Mail

Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If you are a shareholder of record, and the prepaid envelope is missing , please mail your completed proxy card to Pfizer Inc., c/o EquiServe Trust Company N.A., P.O. Box 8923, Edison, New Jersey 08818-9266.

By Telephone or on the Internet

The telephone and Internet voting procedures established by Pfizer for shareholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the U.S., Puerto Rico and Canada, see your proxy card for additional instructions.

The Website for Internet voting is www.eproxyvote.com/pfe. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 pm. Eastern Daylight Time on April 27, 2005.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

In person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

What shares are included on the proxy card?

If you are a shareholder of record you will receive only one proxy card for all the shares you hold:

•	In certificate form

•	In book-entry form

•	In book-entry form in the Pfizer Shareholder Investment Program and if you are a Pfizer employee:

•	In the Pfizer Savings Plan

•	In the Pharmacia Savings Plan

•	In the Pfizer Inc. Employee Benefit Trust.

If you are a U.S. Pfizer employee who currently has outstanding stock options, you are entitled to give voting instructions on a portion of the shares held in the Pfizer Inc. Employee Benefit Trust (the Trust). Your proxy card will serve as a voting instruction card for the trustee.

If you do not vote your shares or specify your voting instructions on your proxy card, the administrators of the Pfizer Savings Plan and of the Pharmacia Savings Plan (collectively, the Plans) or the trustee of the Trust will vote your shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the trustee of the Trust and the administrators of the Plans, your voting instructions must be received by April 25, 2005.

If you hold Pfizer shares through any other Company plan, you will receive voting instructions from that plan’s administrator.

If you are a beneficial owner, you will receive voting instructions, and information regarding consolidation of your vote, from your bank, broker or other holder of record.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement and Financial Report, and of our Annual Review, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting, Proxy Statement and Financial Report and Annual Review, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, EquiServe Trust Company, N.A. (in writing: P.O. Box 43069, Providence, Rhode Island 02940-3069; by telephone: in the U.S., Puerto Rico and Canada, 1-800-733-9393; outside the U.S., Puerto Rico and Canada, 1-781-575-4591).

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, Proxy Statement and 2004 Financial Report, and 2004 Annual Review, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact EquiServe as indicated above.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

Is there a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 235 East 42nd Street, New York, New York, by contacting the Secretary of the Company.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this Proxy Statement?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of Directors and the ratification of KPMG LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you. Under the New York Stock Exchange rules, such record holder may not vote your shares on any of the shareholder proposals absent instructions from you.

Without your voting instructions on these items, a broker non-vote will occur.

A plurality of the votes cast is required for the election of Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” or “withheld” affect the outcome. Abstentions are not counted for purposes of the election of Directors.

Under the Company’s By-laws, the votes cast “for” must exceed the votes cast “against” to approve the ratification of KPMG LLP as our independent registered public accounting firm and each of the shareholder proposals. Abstentions and, if applicable, broker non-votes, are not counted as votes “for” or “against” these proposals.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration, the Proxy Committee appointed by the Board of Directors (the persons named in your proxy card if you are a shareholder of record) will have the discretion to vote on those matters for you.

Can I access the Notice of Annual Meeting, Proxy Statement and 2004 Financial Report, and the 2004 Annual Review, on the Internet?

The Notice of Annual Meeting, Proxy Statement and 2004 Financial Report, and the 2004 Annual Review, are available on our Website at www.pfizer.com. Instead of receiving future copies of our Proxy Statement and Annual Report materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Shareholders of Record: If you vote on the Internet at www.eproxyvote.com/pfe, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.econsent.com/pfe and following the enrollment instructions.

Beneficial Owners: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired Morrow & Co. to distribute and solicit proxies. We will pay Morrow & Co. a fee of $35,000, plus reasonable expenses, for these services.

Who will count the vote?

Representatives of our transfer agent, EquiServe Trust Company, N.A., will tabulate the votes and act as inspectors of election.

GOVERNANCE OF THE COMPANY

Our Corporate Governance Principles

Role and Composition of the Board of Directors

1.     General. The Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders. It selects the senior management team, which is charged with the conduct of the Company’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance.

2.     Succession Planning. The Board also plans for succession to the position of Chairman of the Board and Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chairman and CEO annually provides the Board with an assessment of senior managers and of their potential to succeed him or her. He or she also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

3.     Chairman and CEO. It is the policy of the Company that the positions of Chairman of the Board and Chief Executive Officer be held by the same person, except in unusual circumstances. This combination has served the Company well over a great many years. The function of the Board in monitoring the performance of the senior management of the Company is fulfilled by the presence of outside Directors of stature who have a substantive knowledge of the business.

4.     Director Independence. It is the policy of the Company that the Board consist of a majority of independent Directors. The Corporate Governance Committee of the Board has established Director Qualification Standards to assist it in determining director independence, which either meet or exceed the independence requirements of the New York Stock Exchange (“NYSE”) corporate governance listing standards. The Board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the Director, but also from that of persons or organizations with which the director has an affiliation.

5.     Board Size. It is the policy of the Company that the number of Directors not exceed a number that can function efficiently as a body. The Corporate Governance Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board. The Corporate Governance Committee considers candidates to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason.

6.     Selection Criteria. Candidates are selected for, among other things, their integrity, independence, diversity of experience, leadership and their ability to exercise sound judgment. Scientific expertise, prior government service and experience at policy-making levels involving issues affecting business, government, education, technology, as well as areas relevant to the Company’s global business are among the most significant criteria. Final approval of a candidate is determined by the full Board.

7.     Director Service on Other Public Boards. Ordinarily, Directors should not serve on more than four other boards of public companies in addition to the Company’s Board. Current positions in excess of these limits may be maintained unless the Board of Directors determines that doing so would impair the Director’s service on the Company’s Board.

8.     Former CEO as Director. Commencing with the current CEO, upon retirement from the Company, the former CEO will not retain Board membership.

9.     Change in Director Occupation. When a Director’s principal occupation or business association changes substantially during his or her tenure as a Director, that Director shall tender his or her resignation for consideration by the Corporate Governance Committee. The Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation.

10.     Director Compensation. The Corporate Governance Committee annually reviews the compensation of Directors.

11.     Ownership Requirements. All non-employee Directors are required to hold at least $300,000 worth of Pfizer stock, and/or the units issued as compensation for Board service, while serving as a Director of the Company. New Directors will have five years to attain this ownership threshold. Shares or units held by a Director under any deferral plan, are included in calculating the value of ownership to determine whether this minimum ownership requirement has been met.

12.     Director Retirement. Directors are required to retire from the Board when they reach the age of 72.

13.     Board and Committee Self-Evaluation. The Board, and each Committee, are required to conduct a self-evaluation of their performance at least annually.

14.     Term Limits. The Board does not endorse arbitrary term limits on Directors’ service, nor does it believe in automatic annual re-nomination until Directors reach the mandatory retirement age. The Board self-evaluation process is an important determinant for continuing service.

15.     Committees. It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the Committee structure of the Board is limited to those Committees considered to be basic to, or required for, the operation of a publicly owned company. Currently these Committees are the Executive Committee, Audit Committee, Compensation Committee, Corporate Governance Committee and Science and Technology Committee.

The members and chairs of these Committees are recommended to the Board by the Corporate Governance Committee.

The Audit Committee, Compensation Committee and Corporate Governance Committee are made up of only independent Directors. The membership of these Committees is rotated from time to time. In addition to the requirement that a majority of the Board satisfy the independence standards noted above in Paragraph 4, Director Independence, members of the Audit Committee also must satisfy an additional NYSE independence standard. Specifically, they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Pfizer or any of its subsidiaries other than their Director compensation. As a matter of policy, the Board also will apply a separate and heightened independence standard to members of both the Compensation and Corporate Governance Committees. No member of either Committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from Pfizer or any of its subsidiaries.

16.     Director Orientation and Continuing Education. In furtherance of its policy of having major decisions made by the Board as a whole, the Company has a full orientation and continuing education process for Board members that includes extensive materials, meetings with key management and visits to Company facilities.

17.     CEO Performance Goals and Annual Evaluation. The Compensation Committee is responsible for setting annual and long-term performance goals for the Chairman and CEO and for evaluating his or her performance against such goals.

The Committee meets annually with the Chairman and CEO to receive his or her recommendations concerning such goals. Both the goals and the evaluation are then submitted for consideration by the outside Directors of the Board at a meeting or executive session of that group. The Committee then meets with the Chairman and CEO to evaluate his or her performance against such goals.

18.     Senior Management Performance Goals. The Compensation Committee also is responsible for setting annual and long-term performance goals and compensation for the direct reports to the Chairman and CEO. These decisions are approved or ratified by action of the outside Directors of the Board at a meeting or executive session of that group.

19.     Communication with Stakeholders. The Chairman and CEO is responsible for establishing effective communications with the Company’s stakeholder groups, i.e., shareholders, customers, company associates, communities, suppliers, creditors, governments and corporate partners.

It is the policy of the Company that management speaks for the Company. This policy does not preclude outside Directors from meeting with shareholders, but it is suggested that in the majority of circumstances any such meetings be held with management present.

20.     Annual Meeting Attendance. All Board members are expected to attend our Annual Meeting of Shareholders unless an emergency prevents them from doing so.

Board Functions

21.     Agenda. The Chairman of the Board and Chief Executive Officer sets the agenda for Board meetings with the understanding that the Board is responsible for providing suggestions for agenda items that are aligned with the advisory and monitoring functions of the Board. Agenda items that fall within the scope of responsibilities of a Board Committee are reviewed with the chair of that Committee. Any member of the Board may request that an item be included on the agenda.

22.     Board Materials. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the Directors to prepare for discussion of the items at the meeting.

23.     Board Meetings. At the invitation of the Board, members of senior management recommended by the Chairman and CEO attend Board meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board are made by the manager responsible for that area of the Company’s operations.

24.     Director Access to Corporate and Independent Advisors. In addition, Board members have free access to all other members of management and employees of the Company and, as necessary and appropriate, Board members may consult with independent legal, financial and accounting advisors to assist in their duties to the Company and its shareholders.

25.     Executive Sessions. Executive sessions or meetings of outside Directors without management present are held regularly (at least four times a year) to review the report of the independent registered public accounting firm, the criteria upon which the performance of the Chairman and CEO and other senior managers is based, the performance of the Chairman and CEO against such criteria, the compensation of the Chairman and CEO and other senior managers, and any other relevant matter. Meetings are held from time to time with the Chairman and CEO for a general discussion of relevant subjects.

26.     Presiding Director. It is the policy of the Company that the chairs of the Audit, Compensation and Corporate Governance Committees of the Board each preside as the chair at meetings or executive sessions of the outside Directors at which the principal items to be considered are within the scope of the authority of his or her Committee. Experience has indicated that this practice, which has been in place on an informal basis for several decades, provides for leadership at all of the meetings or executive sessions of outside Directors without the need to designate a lead Director.

27.     Annual Board Self-Evaluation. The Board, under the direction of the Corporate Governance Committee, will prepare an annual performance self-evaluation.

Committee Functions

28.     Independence. The Audit, Compensation and Corporate Governance Committees consist only of independent Directors.

29.     Meeting Conduct. The frequency, length and agenda of meetings of each of the Committees are determined by the chair of the Committee. Sufficient time to consider the agenda items is provided. Materials related to agenda items are provided to the Committee members sufficiently in advance of the meeting where necessary to allow the members to prepare for discussion of the items at the meeting.

30.     Scope of Responsibilities. The responsibilities of each of the Committees are determined by the Board from time to time.

31.     Annual Committee Self-Evaluation. Each Committee is responsible for preparing an annual performance self-evaluation.

Policy on Poison Pills

32.     Expiration of Rights Agreement. The Board amended Pfizer’s Rights Agreement, or “Poison Pill,” to cause the Agreement to expire on December 31, 2003. The term Poison Pill refers to a type of shareholder rights plan that some companies adopt to provide an opportunity for negotiation during a hostile takeover attempt.

The Board has adopted a statement of policy that it shall seek and obtain shareholder approval before adopting a Poison Pill; provided, however, that the Board may determine to act on its own to adopt a Poison Pill, if, under the circumstances, the Board, including the majority of the independent members of the Board, in its exercise of its fiduciary responsibilities, deems it to be in the best interest of Pfizer’s shareholders to adopt a Poison Pill without the delay in adoption that would come from the time reasonably anticipated to seek shareholder approval.

If the Board were ever to adopt a Poison Pill without prior shareholder approval, the Board would either submit the Poison Pill to shareholders for ratification, or would cause the Poison Pill to expire within one year.

The Corporate Governance Committee will review this Poison Pill policy statement on an annual basis, including the stipulation which addresses the Board’s fiduciary responsibility to act in the best interest of the shareholders without prior shareholder approval, and report to the Board any recommendations it may have concerning the policy.

Periodic Review of Corporate Governance Principles

33.     These principles are reviewed by the Board at least annually.

From time to time we revise our Corporate Governance Principles in response to changing regulatory requirements, evolving best practices and the concerns of our shareholders and other constituents. Our Corporate Governance Principles are published on our Website at www.pfizer.com, under the “Who We Are—For Investors––Corporate Governance” captions.

Governance Information

Executive Sessions

Executive sessions or meetings of outside (non-management) Directors without management present are held regularly (at least four times a year) to review the report of the independent registered public accounting firm, the criteria upon which the performance of the Chairman and CEO and other senior managers is based, the performance of the Chairman and CEO against such criteria, the compensation of the Chairman and CEO and other senior managers, and any other relevant matter. Meetings are held from time to time with the Chairman and CEO for a general discussion of relevant subjects. In 2004, the Directors met in executive session seven times.

Presiding Director

The Chairs of our Audit, Compensation and Corporate Governance Committees of the Board each preside as the chair at meetings or executive sessions of outside Directors at which the principal items to be considered are within the scope of the authority of his or her Committee. Our experience has indicated that this practice provides leadership at all of the meetings or executive sessions of outside Directors without the need to designate a lead director.

Communications with Directors

As noted above, the Chairs of our Audit, Compensation and Corporate Governance Committees are responsible for chairing the executive sessions of our outside Directors. You may communicate with the Chair of any of these Committees by sending an e-mail to:

• auditchair @pfizer.com

• compchair @pfizer.com or

• corpgovchair @pfizer.com

or with our outside Directors as a group by sending an e-mail to non-management directors @pfizer.com (do not use spaces when sending an e-mail). You also may write to any of the Committee Chairs or to the outside Directors as a group c/o Margaret M. Foran, Vice President—Corporate Governance and Secretary at Pfizer Inc., 235 East 42nd Street, New York, New York 10017.

Communications are distributed to the Board, or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Pfizer Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	spam

•	junk mail and mass mailings

•	product complaints

•	product inquiries

•	new product suggestions

•	resumes and other forms of job inquiries

•	surveys

•	business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any outside Director upon request.

Director Qualification Standards

Pursuant to New York Stock Exchange listing standards, our Board of Directors has adopted a formal set of categorical Director Qualification Standards with respect to the determination of Director independence. In accordance with these Standards, a Director must be determined to have no material relationship with the Company other than as a Director. The Standards specify the criteria by which the independence of our Directors will be determined, including strict guidelines for Directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The Standards also prohibit Audit Committee members from having any direct or indirect financial relationship with the Company, and restrict both commercial and not-for-profit relationships of all Directors with the Company. Directors may not be given personal loans or extensions of credit by the Company, and all Directors are required to deal at arm’s length with the Company and its subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

The Board of Directors has determined that every Director, with the exceptions of Dr. McKinnell and Mr. Steere, is independent under these Standards.

The full text of our Director Qualification Standards is attached as Annex 1 to this Proxy Statement. These Standards also are published on our Website at www.pfizer.com, under the “Who We Are—For Investors—Corporate Governance—Principles” captions.

Criteria for Board Membership

To fulfill its responsibility to recruit and recommend to the full Board nominees for election as Directors, the Corporate Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications. Appropriate criteria for Board membership include the following:

•	Members of the Board should be individuals of high integrity and independence, substantial accomplishments, and have prior or current association with institutions noted for their excellence.

•	Members of the Board should have demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment.

•	The background and experience of members of the Board should be in areas important to the operation of the Company such as business, education, finance, government, law, medicine or science.

•	The composition of the Board should reflect sensitivity to the need for diversity as to gender, ethnic background and experience.

In addition, pursuant to our Corporate Governance Principles, the Committee considers the number of other boards of public companies on which a candidate serves. Moreover, Directors are expected to act ethically at all times and adhere to the Company’s Code of Business Conduct and Ethics for members of the Board of Directors.

The Committee considers candidates for Director suggested by our shareholders, provided that the recommendations are made in accordance with the procedures required under our By-laws and described in this Proxy Statement under the heading “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders.” Shareholder nominees whose nominations comply with these procedures and who meet the criteria outlined above, in the Committee’s Charter, and in our Corporate Governance Principles, will be evaluated by the Corporate Governance Committee in the same manner as the Committee’s nominees.

Audit Committee Financial Experts

The Board of Directors has determined that all of our current Audit Committee members—Mr. Burt, Mr. Cornwell, Mr. Howell and Dr. Vallès—are audit committee financial experts.

Pfizer Policies on Business Ethics and Conduct

All of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer (“Officers”), are required to abide by Pfizer’s Policies on Business Conduct to ensure that our business is conducted in a consistently legal and ethical manner. These Policies form the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, and an open relationship among colleagues that contributes to good business conduct, and the high integrity level of our employees. Our Policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of Pfizer’s Policies on Business Conduct. The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have such procedures in place. In addition, the Pfizer Legal Division Attorney Conduct Policy requires all Pfizer lawyers to report to the appropriate persons at the Company evidence of any actual, potential or suspected material violation of state or federal law or breach of fiduciary duty by Pfizer or any of its officers, Directors, employees or agents.

The members of our Board of Directors also are required to comply with a Code of Business Conduct and Ethics (the “Code”). The Code is intended to focus the Board and the individual Directors on areas of ethical risk, help Directors recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty and accountability. The Code covers all areas of professional conduct relating to service on the Pfizer Board, including conflicts of interest, unfair or unethical use of corporate opportunities, strict protection of confidential information, compliance with all applicable laws and regulations and oversight of ethics and compliance by employees of the Company.

The full texts of both Pfizer’s Policies on Business Conduct and of the Code of Business Conduct and Ethics for our Directors are published on our Website, at www.pfizer.com, under the “Who We Are—For Investors—Corporate Governance” captions. We will disclose any future amendments to, or waivers from, certain provisions of these ethical policies and standards for Officers and Directors on our Website within two business days following the date of such amendment or waiver.

Board and Committee Membership

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and plants and by participating in meetings of the Board and its Committees.

All Board members are expected to attend our Annual Meetings of Shareholders, unless an emergency prevents them from doing so. At our 2004 Annual Meeting, all members of the Board were present.

During 2004, the Board of Directors met eleven times and had five Committees. Those Committees consisted of an Audit Committee, a Corporate Governance Committee, a Compensation Committee, a Science and Technology Committee and an Executive Committee. Each of our incumbent Directors attended 100 percent of the regularly scheduled and special meetings of the Board and Board Committees on which they served in 2004.

The table below provides 2004 membership and meeting information for each of the Board Committees.

		Corporate		Science &
Name	Audit	Governance	Compensation	Technology	Executive

Dr. Brown		X		X*
Mr. Burns			X*		X
Mr. Burt	X*
Mr. Cornwell	X
Mr. Gray		X
Ms. Horner		X			X
Mr. Howell	X
Dr. Ikenberry		X		X	X
Mr. Lorch			X
Dr. McKinnell					X*
Dr. Mead**			X
Mr. Raines (1)			X	X
Dr. Simmons		X*
Mr. Steere
Dr. Vallès	X
2004 Meetings	7	6	10	2	0

*	Chair

**	Mr. Burns was Chair of the Compensation Committee through December, 2004. Dr. Mead succeeded him in that position in January, 2005.

(1)	Franklin D. Raines has announced his intention not to stand for re-election at our 2005 Annual Meeting.

The Audit Committee

Under the terms of its Charter, the Audit Committee meets at least six times a year, including periodic meetings held separately with management, the internal auditor and the independent registered public accounting firm. The Audit Committee represents and assists the Board with the oversight of: the integrity of the Company’s financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and the performance of the independent registered public accounting firm. In addition, the Committee is responsible for:

•	selecting and retaining (subject to ratification by our shareholders), and terminating when appropriate, the independent registered public accounting firm;

•	setting the compensation for, overseeing the work of and pre-approving all audit services to be provided by the independent registered public accounting firm;

•	establishing policies and procedures for the engagement of the independent registered public accounting firm to provide permitted non-audit services and pre-approving the performance of such permitted non-audit services;

•	receiving and reviewing at least annually:

	—	a report by the independent registered public accounting firm describing the firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review, or Public Company Accounting Oversight Board (PCAOB) review, of the independent registered public accounting firm, or by certain inquiries or investigations by governmental or professional authorities; and

	—	other required reports from the independent registered public accounting firm;

•		considering, at least annually, the independence of the independent registered public accounting firm, including whether the provision by the firm of permitted non-audit services is compatible with independence;

•		obtaining and reviewing a report from the independent registered public accounting firm describing all relationships between the firm and the Company;

•		reviewing with the independent registered public accounting firm:

	—	the scope and results of the audit;

	—	any problems or difficulties that the auditor encountered in the course of the audit work and management’s response; and

	—	any questions, comments or suggestions the auditor may have relating to the internal controls and accounting practices and procedures of the Company or its subsidiaries;

•	reviewing, at least annually, the scope and results of the internal audit program, including current and future programs of the Company’s Internal Audit Department, procedures for implementing accepted recommendations made by the independent registered public accounting firm, and any significant matters contained in reports from the Internal Audit Department;

•	reviewing with the independent registered public accounting firm, the Company’s Internal Audit Department, and management:

	—	the adequacy and effectiveness of the systems of internal controls over financial reporting and any significant changes in internal controls over financial reporting;

	—	accounting practices, and disclosure controls and procedures of the Company and its subsidiaries; and

	—	current accounting trends and developments;

and taking such action with respect to these matters as may be deemed appropriate;

•	reviewing with management and the independent registered public accounting firm the annual and quarterly financial statements of the Company, including: any material changes in accounting principles or practices used in preparing the financial statements; disclosures relating to internal controls over financial reporting; items required by Statement of Auditing Standards 61 as in effect at that time in the case of the annual statements and Statement of Auditing Standards 100 as in effect at that time in the case of the quarterly statements; and the Company’s specific disclosures under

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s reports on Form 10-K or 10-Q;

•	recommending to the Board of Directors whether the financial statements should be included in the annual report on Form 10-K;

•	reviewing earnings press releases, as well as Company policies with respect to earnings press releases, financial information and earnings guidance provided to analysts and rating agencies;

•	discussing Company policies with respect to risk assessment and risk management, reviewing contingent liabilities and risks that may be material to the Company and reviewing major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks;

•	reviewing reports from management, legal counsel and third parties as determined by the Audit Committee relating to the status of compliance with laws, regulations, and internal procedures; and the scope and status of systems designed to promote Company compliance with laws, regulations and internal procedures;

•	establishing procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters and for submissions by Company employees of concerns regarding questionable accounting or auditing matters;

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm;

•	obtaining the advice and assistance, as appropriate, of independent counsel and other advisors as necessary to fulfill its responsibilities and determining appropriate funding to be received from the Company for payment of compensation to any such advisors;

•	conducting an annual performance evaluation of the Audit Committee and an evaluation of the adequacy of its charter; and

•	preparing a report each year concerning compliance with its charter for inclusion in the Company’s annual Proxy Statement.

A copy of the Audit Committee Charter is attached as Annex 2 to this Proxy Statement, and is also available on our Website at www.pfizer.com, under the “Who We Are—For Investors—Corporate Governance—Charters” caption.

The Board of Directors has determined that each of the members of the Audit Committee—Mr. Burt, Mr. Cornwell, Mr. Howell, and Dr. Vallès—is an “audit committee financial expert” for purposes of the SEC’s rules.

The Board of Directors also has determined that each of the members of the Audit Committee is independent, as defined by the rules of the New York Stock Exchange.

The Corporate Governance Committee

Under the terms of its Charter, the Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the appropriate size, functions and needs of the Board. This responsibility includes:

•	developing and recommending to the Board the criteria for Board membership;

•	considering, recommending and recruiting candidates to fill positions on the Board;

•	reviewing candidates recommended by shareholders;

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommending the Director nominees for approval by the Board and the shareholders.

The Committee’s additional functions are:

•	to consider questions of possible conflicts of interest of Board members and of our senior executives;

•	to monitor and recommend the functions of the various Committees of the Board;

•	to recommend members of the Committees;

•	to advise on changes in Board compensation;

•	to make recommendations on the structure of Board meetings; and

•	to recommend matters for consideration by the Board.

The Committee also:

•	considers matters of corporate governance, and reviews, at least annually, our Corporate Governance Principles;

•	considers and reviews, periodically, Director Qualification Standards;

•	reviews, periodically, our policy regarding the adoption of a Shareholder Rights Plan;

•	establishes Director retirement policies;

•	reviews the functions of the senior officers and makes recommendations on changes;

•	reviews annually with the Chairman and CEO the job performance of elected corporate officers and other senior executives;

•	reviews the outside activities of senior executives;

•	reviews, periodically, with the Chairman and CEO the succession plans relating to positions held by elected corporate officers, and makes recommendations to the Board with respect to the selection of individuals to occupy these positions;

•	oversees the evaluation of the Board and its Committees;

•	prepares an annual performance evaluation of the Corporate Governance Committee; and

•	maintains an informed status on Company issues related to corporate social responsibility and the Company’s participation and visibility as a global corporate citizen.

The Committee may, in its sole discretion, engage director search firms and may consult with outside advisors to assist it in carrying out its duties to the Company. The Committee has the sole authority to approve the fees and other retention terms with respect to any such firms.

A copy of the Corporate Governance Committee Charter is attached as Annex 3 to this Proxy Statement, and is also available on our Website at www.pfizer.com, under the “Who We Are—For Investors—Corporate Governance—Charters” caption.

The Board of Directors has determined that each of the members of the Corporate Governance Committee is independent, as defined by the rules of the New York Stock Exchange.

The Compensation Committee

Under the terms of its Charter, the Compensation Committee is directly responsible for establishing annual and long-term performance goals and objectives for our elected corporate officers. This responsibility includes:

•	evaluating the performance of the CEO and other elected officers in light of approved performance goals and objectives;

•	setting the compensation of the CEO and other elected officers based upon the evaluation of the performance of the CEO and the other elected officers, respectively;

•	making recommendations to the Board of Directors with respect to new cash-based incentive compensation plans and equity-based compensation plans; and

•	preparing an annual performance self-evaluation of the Compensation Committee.

In addition, the Committee:

•	administers the Company’s stock plans;

•	determines and certifies the shares awarded under corporate performance-based plans;

•	grants options and awards under the Company’s stock plans;

•	advises on the setting of compensation for senior executives whose compensation is not otherwise set by the Committee;

•	monitors compliance by officers with our program of required stock ownership; and

•	publishes an annual Compensation Committee Report on executive officer compensation for the shareholders.

The Committee may, in its sole discretion, employ a compensation consultant, and has done so, to assist in the evaluation of the compensation of the Company’s CEO and other elected officers. The Committee also has the authority, as necessary and appropriate, to consult with other outside advisors to assist in its duties to the Company.

A copy of the Compensation Committee Charter is attached as Annex 4 to this Proxy Statement, and is also available on our Website at www.pfizer.com, under the “Who We Are—For Investors—Corporate Governance—Charters” caption.

The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the rules of the New York Stock Exchange.

The Science and Technology Committee

Under the terms of its Charter, the Science and Technology Committee is responsible for periodically examining management’s direction and investment in the Company’s pharmaceutical research and development as well as in its technology initiatives.

The Committee may meet privately with independent consultants and be free to speak directly and independently with any members of management in discharging its responsibilities.

In addition, the Committee will:

•	review, evaluate and report to the Board of Directors regarding the performance of the research leaders in achieving long-term strategic goals and objectives and the quality and direction of the Company’s pharmaceutical research and development programs;

•	identify and discuss significant emerging science and technology issues and trends;

•	determine whether there is sufficient and ongoing external review from world-class experts across both research and development, pertaining to the Company’s therapeutic areas;

•	review the Company’s approaches to acquiring and maintaining a range of distinct technology positions (including, but not limited to, contracts, grants, collaborative efforts, alliances and venture capital);

•	evaluate the soundness/risks associated with the technology in which the Company is investing its research and development efforts;

•	periodically review the Company’s overall patent strategies; and

•	prepare an annual performance evaluation of the Science and Technology Committee.

A copy of the Science and Technology Committee Charter is attached as Annex 5 to this Proxy Statement, and is also available on our Website at www.pfizer.com, under the “Who We Are—For Investors—Corporate Governance—Charters” caption.

The Executive Committee

The Executive Committee performs the duties and exercises the powers as may be delegated to it by the Board of Directors.

2004 Compensation of Non-Employee Directors

2004 Cash Retainer and Meeting Fees

	Annual	Board and
	Board/Committee	Business	Committee
Director	Retainer	Meeting Fees	Meeting Fees	Total

Dr. Brown*	$50,000	$31,500	$15,000	$96,500
Mr. Burns*	36,000	25,500	15,000	76,500
Mr. Burt*	36,000	39,000	10,500	85,500
Mr. Cornwell	30,000	33,000	10,500	73,500
Mr. Gray	30,000	25,500	9,000	64,500
Ms. Horner**	31,500	25,500	9,000	66,000
Mr. Howell	30,000	33,000	10,500	73,500
Dr. Ikenberry	34,000	25,500	15,000	74,500
Mr. Lorch	30,000	33,000	15,000	78,000
Dr. Mead	30,000	25,500	15,000	70,500
Mr. Raines	34,000	24,000	19,500	77,500
Dr. Simmons**	34,500	25,500	9,000	69,000
Mr. Steere	26,000	25,500	—	51,500
Dr. Vallès	30,000	31,500	10,500	72,000

*	Committee Chairman

**	Ms. Horner was Chair of the Corporate Governance Committee until April 22, 2004. Dr. Simmons succeeded Ms. Horner in that position.

Annual Cash Retainer Fees. Non-employee Directors receive an annual cash retainer fee of $26,000 per year. Non-employee Directors who serve on one or more Board Committees (other than the Executive Committee and the Science and Technology Committee) receive an additional annual fee of $4,000. In addition, the Chair of a Board Committee (other than the Executive Committee and the Science and Technology Committee) receives an additional fee of $6,000 per year, per Committee.

The annual Committee membership fee for each member of the Science and Technology Committee is $8,000. The Chair of that Committee receives an additional $16,000 per year.

Non–employee Directors who attend a meeting of the Executive Committee, if any is convened, will receive the usual meeting fee described below.

Meeting Fees. Non-employee Directors also receive a fee of $1,500 for attending each Board meeting, Committee meeting, the Annual Meeting of Shareholders, each day of a visit to a plant or office and for any other business meeting to which the Director is invited as a representative of the Company.

Unit Awards and Deferred Compensation. Under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors (the Unit Award Plan), a Non-employee Director is granted an initial award of 3,600 Pfizer stock equivalent units (“units”) upon becoming a Director. Thereafter, each Non-employee Director is granted an annual award of 3,600 units (Annual Unit Award) on the day of our Annual Meeting, provided the Director continues to serve as a Director following the Meeting. The awards under the Unit Award Plan are made in addition to the Directors’ annual cash retainers and meeting attendance fees. Such units are not payable until the recipient ceases to be a Director.

On the day of the 2004 Annual Meeting of Shareholders, all of our Non-employee Directors who continued as Directors were awarded 3,600 units under the Unit Award Plan.

Non-employee Directors may defer all or a part of their annual cash retainers and meeting fees under the Unit Award Plan until they cease to be Directors. At a Director’s election, the fees held in the Director’s account may be credited either with interest at the rate of return of the

Intermediate Treasury Index Fund of the Pfizer Savings Plan, or with units. The units are calculated by dividing the amount of the fee by the closing price of our common stock on the last business day of the fiscal quarter. The number of units in a Director’s account is increased by the value of any distributions on the common stock. When an individual ceases to be a Director, the amount held in the Director’s account is paid in cash. The amount paid with respect to units is determined by multiplying the number of units in the account by the closing price of the common stock on the last business day before the payment date.

Retainer Unit Awards. Under the Pfizer Inc. Annual Retainer Unit Award Plan, each year, on the day of the Annual Meeting, every Non-employee Director who continues to serve as a Director following the Meeting receives the equivalent of the value of his or her annual Board retainer fee in units. These awards are in addition to the Annual Unit Awards, the Directors’ annual cash retainers and meeting attendance fees. The number of units awarded to the Non-employee Director is based upon the five-day average of the closing trading price of our common stock on the New York Stock Exchange for the first five trading days after April 1 of each year (rounded up to the nearest unit). On the day of the 2004 Annual Meeting, all of our Non-employee Directors who continued as Directors were awarded 726 units under this Plan.

Trusts. In certain circumstances, we fund trusts established to secure our obligations to make payments to our Directors under the above benefit plans, programs or agreements in advance of the date that payment is due.

Securities Ownership of Officers and Directors

The table below shows the number of shares of our common stock beneficially owned as of March 2, 2005 by each of our Directors and each Named Executive Officer listed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of our Directors and Executive Officers as a group. Together these individuals beneficially own less than one percent (1%) of our common stock. The table also includes information about stock options, stock units, restricted stock and deferred performance-contingent share awards credited to the accounts of our Directors and Executive Officers under various compensation and benefit plans.

There are currently no known beneficial owners of five percent (5%) or more of our common stock.

	Number of Shares or Units

	Common		Stock-Equivalent		Options Exercisable
Beneficial Owners	Stock		Units		Within 60 Days

Michael S. Brown	1,200		41,798	(1)
M. Anthony Burns	20,607		48,397	(1)
Robert N. Burt	2,200		38,911	(1)
W. Don Cornwell	1,000	(2)	49,341	(1)
William H. Gray III	926		64,048	(1)
Constance J. Horner	11,532		48,397	(1)
William R. Howell	6,350		60,166	(1)
Stanley O. Ikenberry	48,885	(2)	146,609	(1)
Karen Katen	872,891	(3)	30,344	(4)	1,492,450
Jeffrey B. Kindler	109,344	(3)	4,206	(4)	50,000
John L. LaMattina	433,731	(2)(3)	31,108	(4)	574,250
George A. Lorch	1,750		41,384	(1)
Henry A. McKinnell	1,675,897	(3)(5)	73,651	(4)	3,755,158
Dana G. Mead	9,350		49,528	(1)
Franklin D. Raines	1,500		42,674	(1)
David L. Shedlarz	589,636	(2)(3)	46,157	(4)	1,140,612
Ruth J. Simmons	1,200		50,684	(1)
William C. Steere, Jr.	1,954,894	(2)(3)	145,823	(1)(4)	4,386,950
Jean-Paul Vallès	784,214	(2)	102,098	(1)
All Directors and Executive Officers as a group (23)	7,126,554		1,138,700		13,148,319

(1)	As of March 2, 2005, these units are held under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors and the Pfizer Inc. Annual Retainer Unit Award Plan. The value of a Director’s unit account is measured by the price of our common stock. The Plans are described in this Proxy Statement under the heading “2004 Compensation of Non-Employee Directors.” This number also includes the following number of units resulting from the conversion into Pfizer units of previously deferred Warner-Lambert director compensation under the Warner-Lambert Company 1996 Stock Plan; Mr. Burt, 17,092 units; Mr. Gray, 42,229 units; Mr. Howell, 29,743 units; and Mr. Lorch, 11,115 units. That Plan is described in this Proxy Statement under the heading “Employee Benefit and Long-Term Compensation Plans—Warner-Lambert Company 1996 Stock Plan.”
(2)	These shares include the following number of shares held in the names of family members, as to which beneficial ownership is disclaimed: Mr. Cornwell, 400 shares; Dr. Ikenberry, 8,300 shares; Dr. LaMattina, 17,396 shares; Mr. Shedlarz 2,098 shares; Mr. Steere, 14,808 shares; and Dr. Vallès, 142,320 shares.
(3)	As of March 2, 2005, this number includes shares credited under the Pfizer Savings Plan and/or deferred Performance-Contingent Share Awards granted under the 2001 Performance-Contingent Share Award Plan or its predecessor Program. These plans are described in this Proxy Statement under the heading “Employee Benefit and Long-Term Compensation Plans.”
(4)	As of March 2, 2005, these units are held under the Supplemental Savings Plan. The value of these units is measured by the price of our common stock. The Supplemental Savings Plan is described in this Proxy Statement under the heading “Employee Compensation and Long-Term Benefit Plans—Pfizer Savings Plan.” Mr. Steere holds 126,828 units under the Supplemental Savings Plan and 18,995 units as described in footnote 1.
(5)	As of March 2, 2005, this includes the following number of shares held in a Grantor Retained Annuity Trust: Dr. McKinnell, 80,027 shares.

Section 16(a) Beneficial Ownership Reporting Compliance, Related Party
Transactions and Legal Proceedings

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in Pfizer shares with the SEC and the New York Stock Exchange. Based on our records and other information, we believe that in 2004 our Directors and executive officers met all applicable filing requirements.

Related Party Transactions

In connection with his retirement, we entered into a consulting agreement with Mr. Steere, a member of our Board of Directors. The agreement provides that Mr. Steere serve as Chairman Emeritus of the Company and, when and as requested by the Chief Executive Officer, will provide consulting services and advice to the Company and participate in various external activities and events for the benefit of the Company. The initial term of the agreement, which began on July 1, 2001 after Mr. Steere ceased his employment with the Company, is for five years, and automatically extends for successive five-year terms unless Mr. Steere or the Company terminates the agreement at the end of its then-current term. Mr. Steere may provide up to 30 days per year to the Company, subject to his reasonable availability, for his consulting services or his participation as a Company representative in external activities and events. He must obtain the approval of the Board of Directors before providing any consulting services, advice or service of any kind to any other company or organization that competes with us. For his services and commitments, the Company pays Mr. Steere (i) an annual retainer of $50,000 for his consulting services (subject to his ability to continue to provide the contemplated services), and (ii) an additional fee of $5,000 for each day in excess of 30 days per year that he renders services as described above. We also reimburse him for reasonable expenses that he incurs in providing these services for us.

In addition, under the terms of the agreement, we provide him lifetime access to Company facilities and services comparable to those that were made available to him by the Company prior to his retirement. These include the use of an office and access to the secretarial services of an administrative assistant; access to financial planning services; and the use of a car and driver and of Company aircraft. Mr. Steere has chosen to personally pay for his financial planning services and voluntarily reimburses the Company for all personal use of Company-provided transportation.

We paid Mr. Steere $50,000 in 2004 under the terms of this consulting agreement.

Legal Proceedings

Recently a number of actions, including purported class actions, were filed against Pfizer, all current Non-employee Directors, all Named Executive Officers listed in the Summary Compensation Table, certain other current and former officers and employees and certain former Directors of Pfizer. These actions were brought in various federal and state courts, with the largest number being filed in the U.S. District Court for the Southern District of New York. These actions include: (i) several class-action complaints alleging that Pfizer and certain officers violated federal securities laws by misrepresenting the safety of Celebrex and Bextra, which are arthritis medicines manufactured and sold by the Company; (ii) several shareholder derivative actions alleging that certain of Pfizer’s current and former officers and Directors breached fiduciary duties by causing the Company to misrepresent the safety of Celebrex and, in certain of the cases, Bextra; and (iii) several purported class actions filed by persons who claim to be participants in the Pfizer Savings Plan, alleging that Pfizer and certain officers, Directors, and employees of the Company violated certain provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) by selecting and maintaining Pfizer stock as an investment alternative when it allegedly no longer was a suitable or prudent investment option. Pursuant to the indemnification provision contained in our By-laws, the Company will pay the expenses (including attorneys’ fees) incurred by these current and former officers, Directors and employees in defending against these actions. Each of these individuals has provided an undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—Election of Directors

Our Board of Directors currently has fifteen members. Except for Mr. Raines, each of these Board members is standing for re-election, to hold office until the next Annual Meeting of Shareholders.

The Proxy Committee appointed by the Board of Directors intends to vote the proxy (if you are a shareholder of record) for the election of each of these nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.

Each nominee elected as a Director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

We expect each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.

The principal occupation and certain other information about the nominees are set forth on the following pages.

The Board of Directors unanimously recommends a vote FOR the election of these nominees as Directors.

NOMINEES FOR DIRECTORS

Name and Age as of the April 28, 2005 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

Michael S. Brown	64
Distinguished Chair in Biomedical Sciences from 1989 and Regental Professor from 1985 at the University of Texas Southwestern Medical Center at Dallas. Co-recipient of the Nobel Prize in Physiology or Medicine in 1985 and the National Medal of Science in 1988. Member of the National Academy of Sciences. Director of Regeneron Pharmaceuticals, Inc. Our Director since 1996. Chair of our Science and Technology Committee and member of our Corporate Governance Committee.

M. Anthony Burns	62
Chairman Emeritus since May 2002, Chairman of the Board from May 1985 to May 2002, Chief Executive Officer from January 1983 to November 2000, and President from December 1979 to June 1999 of Ryder System, Inc., a provider of transportation and logistics services. Director of The Black & Decker Corporation and J. C. Penney Company, Inc. Life Trustee of the University of Miami. Our Director since 1988. Member of our Compensation Committee and our Executive Committee.

Robert N. Burt	67
Retired Chairman and Chief Executive Officer of FMC Corporation, a company that manufactures chemicals, and FMC Technologies, Inc., a company that manufactures machinery. Mr. Burt was Chairman of the Board of FMC Corporation from 1991 to December 2001, its Chief Executive Officer from 1991 to August 2001 and a member of its Board of Directors from 1989 to April 2002. Chairman of the Board of FMC Technologies, Inc., from June 2001 to December 2001 and its Chief Executive Officer from June 2001 to August 2001. Director of Phelps Dodge Corporation and Janus Capital Group Inc. Also a Director of the Rehabilitation Institute of Chicago and Chicago Public Education Fund. Our Director since June 2000. Chair of our Audit Committee.

NOMINEES FOR DIRECTORS
(continued)

Name and Age as of the April 28, 2005 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

W. Don Cornwell	57
Chairman of the Board and Chief Executive Officer since 1988 of Granite Broadcasting Corporation, a group broadcasting company. Director of Avon Products, Inc. and CVS Corporation. (Mr. Cornwell has announced his intention to step down from the board of one public company by the spring of 2006.) Also a Director of the Wallace Foundation and the Telecommunications Development Fund. Trustee of Big Brothers/Sisters of New York. Our Director since February 1997. Member of our Audit Committee.

William H. Gray III	63
Chairman of the Amani Group, a consulting and advisory firm, since August 2004. President and Chief Executive Officer of The College Fund/UNCF, an educational assistance organization, from September 1991, to March, 2004. Mr. Gray served as a Congressman from the Second District of Pennsylvania from 1979 to 1991, and, at various times during his tenure, served as Budget Committee Chair and House Majority Whip. Director of Dell Inc.,
J. P. Morgan Chase & Co., Prudential Financial, Inc., and Visteon Corporation. Our Director since June 2000. Member of our Corporate Governance Committee.

Constance J. Horner	63
Guest Scholar since 1993 at The Brookings Institution, an organization devoted to nonpartisan research, education and publication in economics, government, foreign policy and the social sciences. Commissioner of the U.S. Commission on Civil Rights from 1993 to 1998. Served at the White House as Assistant to President George H. W. Bush and as Director of Presidential Personnel from August 1991 to January 1993. Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991. Director of the U.S. Office of Personnel Management from 1985 to 1989. Director of Ingersoll-Rand Company Limited and Prudential Financial, Inc.; Fellow, National Academy of Public Administration; Trustee, Annie E. Casey Foundation; Member of the Board of Trustees of the Prudential Foundation. Our Director since 1993. Member of our Corporate Governance Committee and our Executive Committee.

NOMINEES FOR DIRECTORS
(continued)

Name and Age as of the April 28, 2005 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

William R. Howell	69
Chairman Emeritus of J. C. Penney Company, Inc., a provider of consumer merchandise and services through department stores, catalogs, and the Internet, since 1997. Chairman of the Board and Chief Executive Officer of J. C. Penney Company, Inc. from 1983 to 1997. Director of American Electric Power Company, ExxonMobil Corporation, Halliburton Company and The Williams Companies, Inc. He is also a Director of Deutsche Bank Trust Company Americas, the non-public wholly owned subsidiary of Deutsche Bank A.G. Our Director since June 2000. Member of our Audit Committee.

Stanley O. Ikenberry	70
President Emeritus, Regent Professor, Department of Educational Organization and Leadership, University of Illinois, since September 2001. President, from November 1996 to June 2001, of the American Council on Education, an independent nonprofit association dedicated to ensuring high-quality education at colleges and universities throughout the United States. President, from 1979 through July 1995, of the University of Illinois. Director of Aquila, Inc. and Sagmore Sports Publishing, Inc. President, Board of Overseers of Teachers’ Insurance & Annuity Association – College Retirement Equities Fund (TIAA-CREF). Our Director since 1982. Member of our Corporate Governance Committee, our Science and Technology Committee and our Executive Committee.

George A. Lorch	63
Chairman Emeritus of Armstrong Holdings, Inc., a global company that manufactures flooring and ceiling materials, since August 2000. Chairman and Chief Executive Officer of Armstrong Holdings, Inc. from May 2000 to August 2000, and its President and Chief Executive Officer from September 1993 to May 1994. Chairman of Armstrong World Industries, Inc. from May 1994 to May 2000, its President and Chief Executive Officer from September 1993 to May 2000, and a Director from 1988 to November 2000. On December 6, 2000, Armstrong World Industries, Inc. filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Director of Autoliv, Inc. and The Williams Companies, Inc. He is also a Director of HSBC North America Holdings Inc., the non-public, wholly owned subsidiary of HSBC North America. Our Director since June 2000. Member of our Compensation Committee.

NOMINEES FOR DIRECTORS
(continued)

Name and Age as of the April 28, 2005 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

Henry A. McKinnell	62
Chairman of our Board since May 2001. Our Chief Executive Officer since January 2001. Our President from May 1999 to May 2001, and President, Pfizer Pharmaceuticals Group, the principal operating division of the Company, from January 1997 to April 2001. Chief Operating Officer from May 1999 to December 2000 and Executive Vice President from 1992 to 1999. Director of ExxonMobil Corporation, Moody’s Corporation and John Wiley & Sons, Inc. (Dr. McKinnell has announced his intention not to stand for re-election to the board of John Wiley & Sons, Inc. in 2005.) Chairman of the Business Roundtable, a Fellow of the New York Academy of Medicine, Member of the Presidential Advisory Council on HIV/AIDS, and a member of the Boards of Trustees of the New York City Public Library and the New York City Police Foundation. Our Director since June 1997. Chair of our Board’s Executive Committee and a member of the Pfizer Executive Committee.

Dana G. Mead	69
Chairman of Massachusetts Institute of Technology Corporation since July 1, 2003. Retired Chairman and Chief Executive Officer of Tenneco, Inc. Chairman and Chief Executive Officer of Tenneco, Inc. from 1994 to 1999. Chairman of two of the successor companies of the Tenneco conglomerate, Tenneco Automotive Inc. and Pactiv Corporation, global manufacturing companies with operations in automotive parts and packaging, from November 1999 to March 2000. Director of Zurich Financial Services. Chairman of the Board of the Ron Brown Award for Corporate Leadership and a Lifetime Trustee of the Association of Graduates, U.S. Military Academy, West Point. Former Chairman of the Business Roundtable and of the National Association of Manufacturers. Our Director since January 1998. Chair of our Compensation Committee.

Ruth J. Simmons	59
President of Brown University since July 1, 2001. President, from 1995 to 2001, of Smith College. Vice Provost of Princeton University from 1992 to 1995. Director of The Goldman Sachs Group, Inc. and Texas Instruments Incorporated. Member of the National Academy of Arts and Sciences, the American Philosophical Society, the Council on Foreign Relations and the Secretary’s Advisory Committee on Leadership and Management of the U.S. Department of State. Member of the Board, Alliance for Lupus Research. Chair, Visiting Committee, Bennett College. Our Director since January 1997. Chair of our Corporate Governance Committee.

NOMINEES FOR DIRECTORS
(continued)

Name and Age as of the April 28, 2005 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

William C. Steere, Jr.	68
Chairman Emeritus of Pfizer Inc. since July 2001. Chairman of our Board from 1992 to April 2001 and our Chief Executive Officer from February 1991 to December 2000. Director of Dow Jones & Company, Inc., MetLife, Inc. and Health Management Associates, Inc. Director of the New York University Medical Center and the New York Botanical Garden. Member of the Board of Overseers of Memorial Sloan-Kettering Cancer Center. Our Director since 1987.

Jean-Paul Vallès	68
Chairman Emeritus and Director of Minerals Technologies Inc. (MTI), a resource-and-technology-based company that develops, produces and markets specialty mineral, mineral-based and synthetic mineral products, since October 2001. Chairman of MTI from August 1992 to October 2001, and its Chief Executive Officer from August 1992 to December 2000. Formerly our Vice Chairman from March to October 1992. Our Director since 1980. Member of our Audit Committee.

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name and Age as of the April 28, 2005 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

Karen Katen	56
Our Vice Chairman and President – Pfizer Human Health, since March 2005. Executive Vice President and President of Pfizer Global Pharmaceuticals, the Company’s worldwide pharmaceutical organization, from April 2001 to March 2005. President of our U. S. Pharmaceuticals Group from June 1995 to July 2002. Senior Vice President of the Company from May 1999 to April 2001. She is a Director of General Motors Corporation and Harris Corporation. Ms. Katen, a member of the Pfizer Executive Committee, joined us in 1974.

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
(continued)

Name and Age as of the April 28, 2005 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

David L. Shedlarz	57
Our Vice Chairman since March 2005. Executive Vice President from May 1999 to March 2005 and our Chief Financial Officer from June 1995 to March 2005. Mr. Shedlarz was appointed a Senior Vice President in January 1997 with additional worldwide responsibility for our former Medical Technology Group. He is a Director of Pitney Bowes Inc., a member of the J. P. Morgan Chase & Co. National Advisory Board, the Standing Advisory Group of the Public Company Accounting Oversight Board and of the Standards Advisory Council of the International Accounting Standards Board. He also serves as Chairman of Junior Achievement of New York; Director of the Board of Overseers, Leonard N. Stern School of Business, New York University; and Director of the National Multiple Sclerosis Society. Mr. Shedlarz, a member of the Pfizer Executive Committee, joined us in 1976.

Jeffrey B. Kindler	49
Our Vice Chairman and General Counsel since March 2005. Executive Vice President and General Counsel from April 2004 to March 2005, and Senior Vice President and General Counsel from January 2002 to April 2004. Prior to joining Pfizer, Mr. Kindler served as Chairman of Boston Market Corporation, a food service company owned by McDonald’s Corporation, from 2000 to 2001, and President of Partner Brands, also owned by McDonald’s, during 2001. He was Executive Vice President, Corporate Relations and General Counsel of McDonald’s Corporation from 1997 to 2001, and from 1996 to 1997 served as that company’s Senior Vice President and General Counsel. Mr. Kindler is a member of the Pfizer Executive Committee.

John L. LaMattina	55
Our Senior Vice President; President, Pfizer Global Research and Development since October 2003. Dr. LaMattina has held various positions of increasing responsibility in research and development. He was elected Vice President of Pfizer Inc.; Executive Vice President – Pfizer Global Research and Development; President – Worldwide Research and Technology Alliances in May 2002. He was elected Vice President of Pfizer Inc.; Executive Vice President – Pfizer Global Research and Development; President – Worldwide Research in April 2001. He was elected Senior Vice President of Worldwide Development in 1999. Dr. LaMattina, a member of the Pfizer Human Healthcare Leadership Team, joined us in 1977.

ITEM 2—Ratification of Independent Registered Public Accounting Firm

The Board of Directors, upon the recommendation of its Audit Committee, has ratified the selection of KPMG LLP to serve as our independent registered public accounting firm for 2005, subject to ratification by our shareholders.

Representatives of KPMG LLP will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

We are asking our shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of KPMG LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Your Board of Directors unanimously recommends a vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2005.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2004, and December 31, 2003, and fees billed for other services rendered by KPMG LLP during those periods.

	2004	2003

Audit fees:[1]	$25,493,000	$20,162,000

Audit-related
fees:[2]	2,827,000	930,000

Tax fees:[3]	10,950,000	17,325,000

All other fees:[4]	0	0

Total	$39,270,000	$38,417,000

(1)	Audit fees consisted principally of audit work performed on the consolidated financial statements and internal control over financial reporting, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits.
(2)	Audit-related fees consisted principally of documentation assistance procedures to meet the requirements of the Sarbanes-Oxley Act of 2002 in the year 2004, and audits of employee benefit plans in 2004 and 2003.
(3)	Tax fees consisted principally of assistance with matters related to the merging of various Pharmacia corporate entities with Pfizer during 2004 and 2003, respectively, as well as tax compliance and reporting.
(4)	The Company generally does not engage KPMG LLP for “other” services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1.	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.	Audit-Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; and tax compliance and reporting.

4.	All Other services are those services not captured in the audit, audit-related or tax categories. The Company generally doesn’t request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services within each category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

In addition, the Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence.

The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Committee reviewed and discussed Company policies with respect to risk assessment and risk management.

The Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Committee has selected, and the Board of Directors has ratified, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm.

The Audit Committee:

Mr. Burt (Chair)     Mr. Cornwell
Dr. Vallès                Mr. Howell

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

SHAREHOLDER PROPOSALS

We expect the following proposals (Items 3 through 8 on the proxy card) to be presented by shareholders at the Annual Meeting. We are printing the proposals in the order in which we received them. Some of the proposals contain assertions about Pfizer that we believe are incorrect. We have not attempted to refute all these inaccuracies. However, the Board of Directors has recommended a vote against these proposals for broader policy reasons as set forth following each proposal. Names, addresses and share holdings of the various shareholder proponents and, where applicable, of co-filers will be supplied upon request.

ITEM 3—Shareholder Proposal Relating to Term Limits for Directors

Resolved: “That the stockholders of Pfizer recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years.”

Reasons: “The President of the U.S.A. has a term limit, so do Governors of many states.”

“Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders.”

“No director should be able to feel that his or her directorship is until retirement.”

“Last year the owners of 177,708,514 shares, representing approximately 4% of shares voting, voted for this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

YOUR COMPANY’S RESPONSE

At Pfizer’s 2004 Annual Meeting of Shareholders, this proposal was defeated by 96.6% of the votes cast. As we stated last year, we believe that arbitrary six-year terms for members of Pfizer’s Board of Directors would not be in the best interests of the Company and its shareholders. Employing such a policy could result in the premature departure of Directors who have acquired extensive knowledge of our industry, and insight and perspective about our strategic business goals and objectives and our domestic and international business operations. Rather than deprive the Company and the Board of the service of highly valued Directors by imposing fixed term limits, our Board follows the following practices, as stated in our Articles of Incorporation and in our Corporate Governance Principles:

•	All Directors are elected on an annual basis, following formal nomination by the Corporate Governance Committee of the Board. This Committee, which is comprised solely of independent directors, annually considers the merits of all candidates and their individual contributions to the Board prior to making these nominations.

•	When a Director’s principal occupation or business association changes substantially during his or her tenure as a Director, that Director must tender his or her resignation for consideration by the Corporate Governance Committee, which recommends to the full Board the action, if any, to be taken with respect to the resignation.

•	Directors are required to retire from the Board when they reach the age of 72.

In addition, and as outlined in this Proxy Statement, pursuant to the New York Stock Exchange listing standards, our Board of Directors has adopted a formal set of categorical Director Qualification Standards with respect to the determination of director independence. These standards must be met by all Directors not only at the time of initial election to the Board, but in each year of a Director’s service.

We believe that the principles and practices currently in place provide the means to ensure the continuity of independent oversight by the Pfizer Board, and that requiring term limits could weaken the current strong performance of the Board and undermine our system of corporate governance.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

ITEM 4—Shareholder Proposal Requesting a Report on
Increasing Access to Pfizer Products

WHEREAS:

Access to pharmaceutical products is an essential component of adequate health care for all Americans;

In 2002 Pfizer stated: “over the past decade, after accounting for discounts to federal government buyers and Medicaid, Pfizer’s annual price increase in the United States have averaged less than the annual rate of inflation as measured by the Consumer Price Index (CPI).” (Improving Access to lnnovative Medicines, Pfizer Forum, 2002);

U.S. spending for prescription drugs grew 11.5 percent to $216.4 billion in 2003, compared with $194 billion in sales the previous year. (IMS Health 2.17.04). Such spending is projected to rise to $445.9 billion by 2012. (The Kaiser Family Foundation, Prescription Drug Trends, March 2003 and Health Affairs, Health Spending Projections for 2002-2012, 7 February 2003);

In The American Journal of Bioethics: Vol. 4 No. 1 March, 2004, Donald W. Light, and Joel Lexchin, make the case that prices can be lower without jeopardizing basic research for new drugs: More exposure to global price competition would encourage more innovative research and less of the derivative me-too research.;

A report by Families USA, using data from the Pennsylvania Pharmaceutical Association Contract for the Elderly Program, found that on average, prices for the 50 most-prescribed drugs to the elderly rose nearly three-and-one-half times the rate of inflation from January 2002 to January 2003, compared to just under three times in the previous year. Pfizer products Lipitor, Norvasc, Celebrex, Xalatan, Zoloft and Glucotrol are among the top 50. (Out of Bounds, Families USA, 2003);

In 2002-03, the price increase of Lipitor (20 mg) was 4.5 times the CPI, Celebrex 200 mg: 2.6 times the CPI, Norvasc 5 mg: twice the CPI, Xalatan: 3.3 times the CPI, Zoloft 50 mmg: 2.8 times the CPI, Glucotrol XL 10 mg: 7.1 times the CPI (Out of Bounds);

These price increases are based on the average wholesale price, the price drug marketers suggest wholesalers charge pharmacies. People with no prescription drug coverage do not benefit from discounts negotiated by bulk purchasers of pharmaceuticals;

Proponents observe much doubt that the new Medicare prescription drug benefit will significantly alleviate the cost burden of prescription drugs for seniors.

Due to high cost of prescriptions, several city and state governments already have set up online and phone-based systems to help residents order drugs from Canada. A group of governors has requested permission from the federal government to start importing and warehousing prescription drugs from Canada. (American Medical News, March 15, 2004). 45 states have implemented or made plans to implement prescription drug cost controls to control Medicaid spending growth (Kaiser Commission on Medicaid and the Uninsured, 2003).

RESOLVED:

Shareholders request the Board of Directors report by September 2005 on measures our company is taking to contain the price increases of its most-prescribed drugs to levels equal to or below the annual rate of inflation.

SUPPORTING STATEMENT:

We believe enacting this proposal will help to align our company with its previously stated commitment on prescription drug price increases.

YOUR COMPANY’S RESPONSE

Pfizer shares the concern about Americans who do not have adequate access to medications and in keeping with our mission to become the world’s most valued company to patients, customers, colleagues, investors, business partners, and the communities where we work and live, we have taken several important steps to help. We have established a number of programs to assist those most in need, last year contributing more than $1 billion1 in free and low cost products. We have also worked hard to support a meaningful drug benefit under Medicare that will provide help for everyone and very generous benefits to those most in need.

While it is true that spending on medicines has risen rapidly over the past several years, it is important not to forget that many people are living healthier, happier lives because of the increased utilization of new medicines. The growth in spending that we have seen over the past several years is due largely to increased utilization, not increased prices.

While the country has gone through a period of very low overall inflation during which even modest growth in prescription prices can look high, when viewed in a broader context, prices for medicines have not risen as rapidly as many people think. As measured by the U.S. government, for example, prescription prices at the pharmacy2 rose by 3.5% in the year ending December 2004, while the overall rate of inflation was 3.3%. At the manufacturer level, the government indicated3 that prices in the economy overall rose by 4.4% over this period, while pharmaceutical prices rose 3.5%.

Of course, these numbers do not capture the experience of many people when they go to their local pharmacy. Unfortunately, there has been a disconnect between changes to Pfizer’s prices and other increases in consumers’ out-of-pocket costs for medicines. Over the past five years, Pfizer’s net price changes in the U.S. have averaged 2.9 percent per year. During that same time, however, the average co-payment charged by insurers for brand-name pharmaceuticals has increased at an annual rate of 10.1 to 14.2 percent, according to the 2004 Employer Health Benefits Survey by the Kaiser Family Foundation and Health Research and Educational Trust.

Pfizer believes that it has a history of moderate pricing in the U.S. market. Over the past decade, we have typically introduced our new medicines at prices lower than those of competing products and have typically raised prices less than have the makers of other products.

We also have taken several important steps to assure access to those in need. In July of 2004, Pfizer launched a new initiative, Pfizer Helpful Answers TM, to help expand access to prescription medicines. This multi-faceted program includes elements to provide significant discounts to all uninsured patients, regardless of income; and expands eligibility in our existing patient assistance programs that provide our medicines at no charge to low-income, uninsured patients. Through a single toll-free number (866-706-2400), live operators guide patients to programs best suited to their needs, whether Pfizer-sponsored or otherwise, based on their income and medical needs. Anyone interested in knowing more about these programs and how they are helping people today can visit www.pfizerhelpfulanswers.com. Additionally, Pfizer has joined Together Rx Access, a collaboration of more than ten pharmaceutical companies offering savings on over 275 medicines to uninsured Americans under age 65.

As part of the new Medicare drug benefit, Pfizer has joined with United Health Care and other partners to offer the U-Share Card, which provides low-income Medicare beneficiaries access to many Pfizer medicines for a flat fee of $15 per prescription after they have exhausted the government’s $600 annual credit. We have also made this benefit available to eligible holders of other Medicare-approved drug discount cards.

Beyond these general programs, we also have a number of product-specific programs to help patients suffering with Alzheimer’s, schizophrenia, HIV/AIDS and other devastating diseases. Internationally, we are combating HIV/AIDS and trachoma in developing countries through donating medicines, training health care providers, funding public health initiatives, and building medical infrastructure. We are very proud of our efforts in all parts of the world and are convinced that we are doing a great deal of good for people everywhere.

In many cases our medicines keep people well and out of the hospital, thereby limiting the exceptionally high costs associated with illness. Arbitrarily limiting our price changes could place our Company at a disadvantage relative to our competitors and reduce our ability to fund the search for new cures. Pfizer is committed to doing our part to respond to the public need today, but we also care about patients who are still waiting for new treatments. Prices that adequately reflect the value of our products provide us and our patients the best chance of success.

Therefore, in light of our commitment to access, our long-standing record of responsible price changes, and our responsibility to maintain shareholder value, we believe that the resolution as set forth by the proponent is unnecessary and not in the best interests of our Company, our patients, and our investors.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

[1]	This value is based on the Wholesale Acquisition Cost, i.e., the price at which the wholesaler purchases drugs from its supplier, typically the manufacturer of the drugs.

[2]	Measured by the Consumer Price Index for Prescription Drugs and Medical Supplies

[3]	Measured by the Producer Price Index

ITEM 5—Shareholder Proposal Relating to Importation of Prescription Drugs

RESOLVED: That the shareholders of Pfizer Inc. (“Pfizer”) request that the Board of Directors 1) adopt a policy that does not constrain the reimportation of prescription drugs into the U.S. by limiting the supply of drugs in foreign markets, and 2) prepare a report to shareholders on that policy, at reasonable cost and omitting proprietary information, by September 2005.

Supporting Statement

Increasingly U.S. citizens, especially seniors, are purchasing prescription drugs abroad because such drugs are substantially cheaper. The Congressional Budget Office has confirmed that brand name drugs cost, on average, 33 to 55 percent less in other industrialized countries than in the U.S. A Civil Society Institute survey indicates that as many as 18 percent of citizens are splitting or skipping pills to cut drug costs, placing them at health risk. The escalating cost of prescription drugs has been the subject of intense media attention, and spurred the enactment of a Medicare prescription drug benefit in 2003.

The importation of prescription drugs is a growing business. Canada has been a principal source for such exports to the U.S. These exports have grown from $50 million in 1998 to nearly $1 billion in 2004. State and local governments, which provide health benefits to state employees, retirees, and others, are encouraging reimportation. Minnesota, New Hampshire, North Dakota, Wisconsin and Illinois have established web sites to connect state residents with Canadian pharmacies the states have deemed safe. Vermont is suing the Food and Drug Administration for wrongfully denying permission to set up a reimportation program.

Pfizer announced in January 2004 that it would immediately begin to limit the supply of its prescription drug products to the wholesale, retail, and other parts of the prescription drug supply chain in Canada. This follows Pfizer’s decision in 2003 to limit sales to 46 Canadian pharmacies thought to be selling Pfizer brand products to U.S. citizens over the Internet. Pfizer has reaffirmed this policy with regard to Canada and recently announced that it would “allocate” its products in the United Kingdom sufficient to meet the demands of patients there.

We believe that depriving U.S. citizens of affordable access to Pfizer’s products may be harmful to Pfizer’s brand name and reputation, and puts Pfizer in conflict with programs supported by its customers. By actively limiting sales and creating artificial shortages of our products, many of which are category leaders or the only drug available for a particular ailment, Pfizer is forsaking long-term market development and reputation for higher profits in the near term.

We are also concerned that the strategy entails regulatory risk. Retail pharmacies have filed actions before the Canadian Competition Tribunal alleging that Pfizer’s limiting supply in Canada violates Canadian competition laws. In the U.S., class action status is sought in Minnesota and Indiana federal courts alleging violations of U.S. antitrust laws.

We urge shareholders to vote FOR this proposal.

YOUR COMPANY’S RESPONSE

Pfizer opposes the illegal importation of prescription drugs and believes that there are better ways to address the health care needs of American patients. It is our responsibility to do all we can to assure an adequate supply of our products to patients in both Canada and the U.S. Unauthorized importation threatens our ability to do so, and the steps we have taken to control cross border traffic in our products serve to improve access to our medicines both here in the U.S. and abroad.

It is understandable that the lower prices that result from the Canadian government’s price controls are attractive to people. However, as the U.S. Department of Health and Human Services has recently affirmed (HHS Report, December 2004), importation poses several real problems. Importation not only poses unnecessary risks to patients who buy medicines through unauthorized supply chains, it threatens the pharmaceutical industry’s ability to invent valuable new cures, and is a clear violation of U.S. law.

In countries where price controls predominate, the people have chosen a monopoly system of healthcare with the attendant rationing of care. Importing the Canadian government’s price controls isn’t a true solution to ensuring access to medicines and the best health of our population. Price controls, whether home grown or imported from abroad, are neither desirable for our Company nor for the patients we serve because they both limit patient access and severely limit our ability to invest in the discovery of new cures.

As highlighted by the HHS Report, importation poses a risk to patients because the Canadian system is set up to serve the relatively small Canadian population. The supply of legitimate products in Canada is simply not large enough to serve U.S. consumers. When people buy medicines over the Internet from Canada or elsewhere, they expose themselves to the real risk that they will get counterfeit or improperly handled medicines from illegitimate sources around the world, not from the shelves of a Canadian pharmacy. Both Pfizer and the FDA have documented many cases of unsafe counterfeit products entering the supply chain by people using what appear to be Canadian Websites. The HHS Report found that “American consumers currently purchasing drugs from overseas are generally doing so at significant risk.” We do not believe that most Americans want to expose themselves to these risks.

Purchasing medicines over the Internet also raises concerns because it reduces the involvement of physicians and pharmacists in diagnosing and delivering care. Many sites that facilitate importation involve inappropriate prescribing practices in violation of U.S. and Canadian standards that result in low quality care and pose risks to patients.

Better solutions to the issue of affordability of medicines are the improvement of insurance coverage and the creation of additional comprehensive access programs like those Pfizer has put in place. As described in our response to the proposal included in Item 4, Pfizer has implemented several programs that provide our medicines at reduced cost or, in many cases, at no cost to patients without prescription drug insurance coverage. Patients can learn more about these programs by calling Pfizer Helpful Answers TM at 1-866-706-2400 or by logging on to our Website at www.pfizerhelpfulanswers.com. We are dedicated to doing all we can do to help patients access our medicines, and to discovering the cures that people will want and need in the future. For these reasons, we oppose the unauthorized importation of prescription drugs.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

ITEM 6—Shareholder Proposal Relating to Political Contributions

RESOLVED: That the shareholders of Pfizer (“Company”) hereby request that the Company provide a report updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC ¦527 of the Internal Revenue Code including the following:

(a)	An accounting of the Company’s funds contributed to any of the persons described above;

(b)	The business rationale for each of the Company’s political contributions; and

(c)	Identification of the person or persons in the Company who participated in making the decisions to contribute.

This report shall be presented to the board of directors’ audit committee or other relevant oversight committee, and posted on the company’s website to reduce costs to shareholders.

SUPPORTING STATEMENT:

As long-term shareholders of Pfizer we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure, and is necessary for shareholder assessment of financial risks that may result from corporate political donations.

Company executives exercise wide discretion over the use of corporate resources for political purposes. They make decisions without a stated business rationale for such donations. In the 2001-02, the last fully reported election cycle, Pfizer contributed at least $1,347,764. (The Center for Responsive Politics, Soft Money Donors: http://www.opensecrets.org/softwmoney/softcomp2.asp? txtName=Pfizer+Inc&txtUltOrg= y&txtSort=name&txt Cycle=2002).

Relying only on the limited data available from Federal Election Commission and the Internal Revenue Service, the Center for Responsive Politics, a leading campaign finance watchdog organization, provides an incomplete picture of the Company’s political donations. Complete disclosure by the Company is necessary for the Company’s Board and its shareholders to be able to fully evaluate the political use of corporate assets.

Although the Bi-Partisan Campaign Reform Act enacted in 2002 prohibits corporate contributions to political parties at the federal level, it allows companies to contribute to independent political committees, also known as 527s.

Absent a system of accountability, corporate executives will be free to use the Company’s assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. There is currently no single source of information that provides the information sought by this resolution.

That is why we urge your support FOR this critical governance reform.

YOUR COMPANY’S RESPONSE

Pfizer’s involvement in the political process is essential. The pharmaceutical business is one of the most highly regulated industries in our country. Pfizer is directly impacted by federal tax, trade, environmental and health policies, including the recent enactment of a Medicare prescription drug benefit. Additionally, state governments have become increasingly active in proposing further regulations on the pharmaceutical industry, including price and access controls. As a major participant in this highly regulated business environment, Pfizer must be actively involved in the political process. Indeed, it is vital that we engage in appropriate activities to help elect policy makers who support innovation and access in health care.

Pfizer complies fully with all federal and state laws and reporting requirements governing corporate contributions to state political parties and candidates for state office in states where such contributions are permitted. Any contributions of the types described by the proponent are fully disclosed by the Company or by the recipient of the contribution, or by both the Company and recipient, in publicly available filings as required by applicable federal and state laws. In addition, any political contributions made by employees through the Pfizer Political Action Committee, which pools voluntary contributions by Pfizer employees to support candidates who value innovation and access in health care, are not only reported in accordance with applicable federal law, but are published in a report that is made available to the public by the Company and posted on the Company’s Website each year at www.pfizer.com, under the “Who We Are — For Investors — Corporate Governance — Political Action Committee Report” captions. Contributions by the Company to state political parties and candidates for state office in states where such contributions are permitted are also included in this report. Furthermore, Pfizer has been cited as a leader in disclosure with respect to its political contributions. Representatives of the Nathan Cummings Foundation have publicly stated that, in their opinion, Pfizer’s report currently represents the standard of disclosure to which other companies should aspire.

We believe that the Company’s current policies and practices as well as federal and state reporting requirements are sufficient to advance the Company’s interest and provide public disclosure. Adopting a policy as set forth in the proposal would create an unnecessary expense and would therefore not be a productive use of the Company’s funds.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

ITEM 7—Shareholder Proposal Relating to Product Availability in Canada

WHEREAS, current business practices of the company have resulted in a pricing structure that charges United States customers significantly higher prices for the same prescription medicines made available at significantly lower prices in Canada, other developed countries and world markets; and

WHEREAS, governmental agencies and individuals in the United States are demanding affordable drug prices and are taking actions to access lower priced products from Canada and other world markets; and

WHEREAS, according to published reports, the company has cut supplies of its medicines to Canadian wholesalers and companies that it claims allowed its product to be sold to Americans seeking lower prices available in the Canadian market; and

WHEREAS, according to published reports, the company’s actions have resulted in lawsuits and threatened lawsuits; and

WHEREAS, the company’s actions to limit supply of medicines in Canada may violate local, national and international laws and could result in large settlements, large awards of damages and potential punitive damages which would negatively impact the economic stability of the company and the value of its shares.

RESOLVED: Shareholders request the Board of Directors to prepare a report on the effects on the long-term economic stability of the company and on the risks of liability to legal claims that arise from the company’s policy of limiting the availability of the company’s products to Canadian wholesalers or pharmacies that allow purchase of its products by U.S. residents. The report should be prepared at reasonable cost and omitting proprietary information, by September 30, 2005.

SUPPORTING STATEMENT

We urge shareholders to vote FOR this proposal.

YOUR COMPANY’S RESPONSE

As stated above in the response to the proposal discussed in Item 5, Pfizer strongly opposes the importation of foreign prescription drugs on legal and patient safety grounds. This proposal seeks to have the Company prepare a report on the long term economic effects of the Company’s policy opposing importation of foreign prescription drugs and on Pfizer’s policy of limiting the supply of its products to Canada.

Pfizer’s reasons for its opposition to importation of drugs are also set forth in the response to Item 5 above. In formulating its position on this issue, Pfizer’s primary concern was the protection of patients in the U.S. who rely upon the safety and integrity of our products.

The actions taken by Pfizer in Canada are to safeguard the integrity of the pharmaceutical supply system. Pfizer took those actions to help ensure the safety of consumers both in Canada and in the U.S. and to ensure that Canadian residents have an adequate and ongoing supply of Pfizer products. There is growing evidence that the pharmaceutical supply chain is being compromised by counterfeit medicines. Counterfeiting poses a very real and immediate threat to patients in both Canada and the U.S., making it a priority to control distribution channels for prescription medicines. All actions which Pfizer has taken in the Canadian marketplace are in full compliance with applicable legislation.

We understand that some Americans who do not have health coverage for prescription medicines fill their prescriptions through Internet pharmacies purporting to be from Canada. Buying drugs over the Internet involves significant safety risks, as described in our response to Item 5. But there is no need for Americans who do not have prescription drug coverage to take those risks in order to have affordable access to Pfizer medicines.

As previously described, Pfizer has in place access programs to provide Pfizer medicines to Americans without drug coverage, regardless of age or income, for free or at substantial savings. These programs offer patients and doctors choice and simplicity, and we encourage Americans to take advantage of them. More information about these programs may be obtained by calling 1-866-706-2400, or by logging on to our Website at www.pfizerhelpfulanswers.com.

Preparing a report as called for by the proposal would create an unnecessary expense and would therefore not be a productive use of the Company’s resources.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

ITEM 8—Shareholder Proposal Relating to the
Separation of the Roles of Chair and CEO and Access to Pharmaceutical Products

RESOLVED: The shareholders of Pfizer, Inc. (the “Company”) request the Board of Directors establish a policy of, whenever possible, separating the roles of Chairman and Chief Executive Officer, so that an independent director who has not served as an executive officer of the Company serves as Chair of the Board of Directors.

This proposal shall not apply to the extent that complying would necessarily breach any contractual obligations in effect at the time of the 2005 shareholder meeting.

SUPPORTING STATEMENT

We believe in the principle of the separation of the roles of Chairman and Chief Executive Officer. This is a basic element of sound corporate governance practice. In addition, the lack of access to medicines has created a leadership crisis at our company which a separation of the Chair and CEO would begin to address.

We believe an independent Board Chair — separated from the CEO — is the preferable form of corporate governance. The primary purpose of the Board of Directors is to protect shareholder’s interests by providing independent oversight of management and the CEO. The Board gives strategic direction and guidance to our Company.

The Board will likely accomplish both roles more effectively by separating the roles of Chair and CEO. An independent Chair will enhance investor confidence in our Company and strengthen the integrity of the Board of Directors.

A number of respected institutions recommend such separation. CaIPER’s Corporate Core Principles and Guidelines state: “the independence of a majority of the Board is not enough” and that “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.”

An independent board structure will also help the board address complex policy issues facing our company, foremost among them the crisis in access to pharmaceutical products.

Millions of Americans and others around the world have no access to our company’s life-saving medicines. This is an emergency, and our company’s charitable work, while laudable, is neither a sufficient nor strategic response. We believe an independent Chair and vigorous Board will bring greater focus to this ethical imperative, and be better able to forge solutions for shareholders and patients to address this crisis.

The current business model of the pharmaceutical sector is undergoing significant challenges. The industry has generated substantial revenue from American purchasers, who pay higher prices for medicines than people in other developed countries. Pressure on drug pricing and dependence on this business model may impact our company’s long-term value.

In order to ensure that our Board can provide the proper strategic direction for our Company with independence and accountability, we urge a vote FOR this resolution.

YOUR COMPANY’S RESPONSE

The proponent’s supporting statement combines a call for the separation of the roles of Chairman and Chief Executive Officer with a concern about lack of access to medicines. As described in our response to the proposal discussed in Item 4, Pfizer is committed to providing access to its products. The programs described in that response are part of Pfizer’s strategic business plan to address U.S. and international healthcare concerns, and as such, have the full support of the Board of Directors.

As to the separation of the roles of Chairman and Chief Executive Officer, Pfizer is and always has been committed to the highest standards of corporate governance, and for years has been a leader in this area. Our governance policies and practices have been broadly recognized by corporate governance rating services and academic commentators. As stated in Pfizer’s Corporate Governance Principles:

“It is the policy of the Company that the positions of Chairman of the Board and Chief Executive Officer be held by the same person, except in unusual circumstances. This combination has served the Company well over a great many years.”

An underlying premise of the proposal appears to be that the CEO’s service as Chairman could impair the Board’s independence. This premise does not reflect our experience over many years at Pfizer, where the Board is fully independent and steadfast in protecting shareholder interests. Thirteen of Pfizer’s fifteen Directors meet the independence criteria set forth in Pfizer’s Director Qualification Standards, which are included in Annex 1 to this Proxy Statement. (The other two directors are Pfizer’s present and immediate past Chairman and CEO.) These Standards are more rigorous than the independence requirements of the New York Stock Exchange listing standards.

In addition, the Audit, Corporate Governance and Compensation Committees of the Board are comprised solely of independent Directors and, in accordance with Pfizer’s Corporate Governance Principles, the Chairs of such Committees “each preside as the Chair at meetings or executive sessions of the outside Directors at which the principal items to be considered are within the scope of the authority of his or her committee.” Such executive sessions or meetings, without management present, are held regularly (at least four times a year). In fact, seven executive sessions were held in 2004. All of these policies support a staunchly independent Board.

Despite the proponent’s clear preference for a separate Chairman and CEO, there is no consensus in the U.S. that such a separation of roles is a governance best practice. Over two thirds of Fortune 500 companies combine the role of Chairman and CEO. There is no “one size fits all” practice in this area. As stated in Pfizer’s Corporate Governance Principles, the combination of the roles of Chairman and CEO has served Pfizer well over a great many years. In view of the strong independence of the Board of Directors, we can see no reason for a separation of the Chairman and CEO roles.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

EXECUTIVE COMPENSATION

Summary Compensation Table

	Annual Compensation				Long-Term Compensation

					Awards		Payouts

				Other	Restricted	Securities
				Annual	Stock	Underlying	LTIP	All Other
Name and		Salary	Bonus (1)	Compensation(2)	Awards (3)	Options	Payouts(4)	Compensation(5)
Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)

Dr. McKinnell	2004	2,224,900	3,986,300	19,482	4,292,181	525,000	5,829,120	307,454
Chairman and CEO	2003	2,042,700	4,607,400	19,534	0	1,000,000	2,786,978	249,390
	2002	1,809,900	3,499,300	25,518	0	900,000	4,995,648	205,915

Ms. Katen
Vice Chairman and	2004	1,158,300	1,274,100	7,459	2,326,218	350,000	3,307,392	117,751
President, Pfizer	2003	1,086,700	1,434,400	10,459	326,840	275,000	1,510,448	103,631
Human Health	2002	984,100	1,240,200	22,039	0	250,000	2,695,392	90,871

Mr. Shedlarz	2004	966,500	1,005,200	11,405	1,873,326	275,000	2,521,728	90,432
Vice Chairman	2003	889,133	1,043,100	8,108	260,866	225,000	1,216,379	79,922
	2002	834,000	886,900	19,471	0	200,000	2,328,480	70,369

Mr. Kindler	2004	887,300	869,600	7,388	792,561	225,000	1,319,472	80,496
Vice Chairman and	2003	827,900	901,500	8,254	248,989	200,000	857,703	68,962
General Counsel	2002	725,000	704,600	30,258	798,000	150,000	0	621,934(6)

Dr. LaMattina
Senior V.P.; President,	2004	820,000	705,200	512	1,024,154	175,000	1,622,016	63,760
Pfizer Global Research	2003	677,250	596,900	0	199,303	100,000	664,998	50,353
and Development	2002	630,800	441,700	3,636	508,500	100,000	1,263,024	49,452

(1)	The amounts shown in this column constitute the Annual Incentive Awards made to each Named Executive Officer based on the Board’s evaluation of each officer’s performance. These awards are discussed in further detail in the Compensation Committee Report.

(2)	The amounts shown in this column represent tax payments made by us on behalf of each Named Executive Officer relating to his or her use of Company transportation. In 2004, the amounts also included tax payments relating to a holiday gift. For Mr. Kindler, in 2002 and 2003 the amounts also include tax payments relating to temporary housing costs incurred in connection with his relocation.

(3)	The amounts shown in this column represent the dollar value of the grant of restricted stock based on the value of the Company’s common stock on the grant date. All grants of restricted stock were made under our 2001 Stock and Incentive Plan or its predecessor Plan.

On March 25, 2004, Dr. McKinnell received a grant of 125,100 shares of common stock, Ms. Katen received a grant of 67,800 shares of common stock, Mr. Shedlarz received a grant of 54,600 shares of common stock, Mr. Kindler received a grant of 23,100 shares of common stock and Dr. Lamattina received a grant of 29,850 shares of common stock. The dollar values shown above are based on the closing price of our common stock ($34.31) on March 25, 2004. These restricted stock grants vest on March 25, 2007. Dividends on these restricted shares are reinvested in Pfizer common stock. As of December 31, 2004, this reinvestment resulted in the following amounts of additional shares of stock: 2,067 for Dr. McKinnell, 1,120 for Ms. Katen, 902 for Mr. Shedlarz, 381 for Mr. Kindler and 493 for Dr. LaMattina.

On February 27, 2003, Ms. Katen received a grant of 11,117 shares of common stock, Mr. Shedlarz received a grant of 8,873 shares of common stock, Mr. Kindler received a grant of 8,469 shares of common stock, and Dr. LaMattina received a grant of 6,779 shares of common stock. The dollar values shown above are based on the closing price of our common stock ($29.40) on February 27, 2003. These restricted stock grants vest on February 27, 2006. Dividends on these restricted shares are reinvested in Pfizer common stock. As of December 31, 2004, this reinvestment resulted in the following amounts of additional shares of common stock: 394 shares for Ms. Katen, 314 shares for Mr. Shedlarz, 300 shares for Mr. Kindler and 240 shares for Dr. LaMattina.

On July 1, 2002, Dr. LaMattina received a grant of 15,000 shares of common stock. The dollar value shown above is based on the closing price of our common stock ($33.90) on July 1, 2002. The restricted stock grant vests on July 1, 2007. Dividends are paid during the restricted period on these restricted shares.

On January 2, 2002, Mr. Kindler received a grant of 20,000 shares of common stock. The dollar value shown above is based on the closing price of our common stock ($39.90) on January 2, 2002. This restricted stock grant vests one fifth, each year, beginning on January 2, 2003. Dividends are paid during the restricted period on these restricted shares.

As of December 31, 2004, the aggregate number of shares of restricted stock held by the Named Executive Officers, and the dollar value of such shares, was: Dr. McKinnell, 127,167 shares ($3,419,521); Ms. Katen, 80,431 shares ($2,162,790); Mr. Shedlarz, 64,689 shares ($1,739,487); Mr. Kindler, 44,250 shares ($1,189,883); and Dr. LaMattina, 52,362 shares ($1,408,014). The dollar values are based on the closing price of our common stock ($26.89) on December 31, 2004.

(4)	The 2004 payout represents the dollar market value of shares of our common stock on February 24 , 2005 (the payment date), earned under the Company’s 2001 Performance-Contingent Share Award Plan and the previous Performance-Contingent Share Award Program based on the closing sales price of our common stock ($26.40) on the New York Stock Exchange on that date. The number of Performance-Contingent Shares awarded to each Named Executive Officer was as follows: Dr. McKinnell, 220,800 shares; Ms. Katen, 125,280 shares; Mr. Shedlarz, 95,520 shares; Mr. Kindler, 49,980 shares; and Dr. LaMattina, 61,440 shares; and all Executive Officers as a group, 741,570 shares.

(5)	The amounts shown represent Company matching funds under the Pfizer Savings Plan (a tax-qualified retirement savings plan) and related Supplemental Plan, which are discussed under the heading “Employee Benefit and Long-Term Compensation Plans.”

(6)	The amount shown also includes a $450,000 sign-on payment as well as $43,141, the value of housing provided by Pfizer to Mr. Kindler, and $120,085 for costs relating to his relocation.

Valuation of Perquisites

The Company provided certain perquisites to senior management in 2004 as summarized below.

Company Aircraft

With the approval of the CEO and Chairman, the Company’s aircraft were used in the following situations:

• Members of the Pfizer Leadership Team (the Company’s senior management team prior to March 3, 2005) were allowed to use the aircraft for business purposes. The Pfizer Leadership Team (PLT) consisted of the Named Executive Officers and four other senior leaders;

• A spouse/partner was allowed to accompany the PLT member on the aircraft for Pfizer business purposes;

• Up to 20 hours of personal use of each type of aircraft (fixed wing and helicopter) were allowed for use by the PLT members and guests each year. In 2004, the CEO used one hour and the remaining eight members of the PLT collectively used 44 hours of personal aircraft time.

As a result of the recommendations contained in an independent, third-party security study, the Board of Directors passed a resolution requiring that Dr. McKinnell use Company aircraft for personal travel. Under Internal Revenue Service (IRS) regulations, if there is an independent, third-party security study, such personal use is valued at two times the Standard Industry Fare Level (SIFL) rates, as published by the IRS. In 2004, for compensation disclosure purposes, we valued Dr. McKinnell’s personal use of Company aircraft at this multiple of the SIFL rate. For all other PLT members, personal use of an airplane was valued at four times the SIFL rate and helicopter use was valued at three times that rate.

In 2005, we will value the personal use of Company aircraft, for purposes of compensation disclosure, using a method that takes into account:

• Landing/Parking/Flight planning services expenses;

• Crew travel expenses;

• Supplies and catering;

• Aircraft fuel and oil expenses per hour of flight;

• Aircraft accrual expenses per hour of flight;

• Maintenance, parts & external labor (inspections and repairs) per hour of flight;

• Any customs, foreign permit and similar fees; and

• Passenger ground transportation.

Car and Driver

For all executive officers, based on IRS regulations, personal use of a Company-leased car has been valued at the cost of the annual lease for compensation disclosure purposes. The policy on the use of the cars for 2004 is outlined below:

• Cars and drivers were available to all PLT members for business reasons;

• For security reasons cars and drivers were available to the CEO for personal use, and available to three other Named Executive Officers for commutation;

• For personal use by the CEO and commutation for the three other Named Executive Officers as noted above, the cost of the cars and fuel were imputed as income and grossed up for all taxes. The cost of the drivers was not charged as income due to security reasons.

• A spouse/partner of a PLT member, if unaccompanied by the PLT member, was allowed to use a Company-leased car for Pfizer business purposes only.

Other Perquisites

The Company provides a taxable allowance of up to $10,000 to our executive officers for financial counseling services, which may include tax preparation and estate planning services. We value this benefit based on the actual charge for the services.

The Company does not provide or reimburse for country club memberships for any officers. We do maintain a limited number of memberships that may be used for business purposes. Home security systems were available to the members of the PLT.

The aggregate value of all perquisites received by each of the Named Executive Officers did not exceed $50,000 in 2004, 2003 or 2002.

Total Options Exercised in 2004 and Year-End Values

This table provides information for options exercised by each of the Named Executive Officers in 2004 and the number and value (stock price less exercise price) of the remaining options held by those executive officers at year-end, using the average ($27.04) of the high and low trading prices of our common stock on December 31, 2004.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options
			Options Held at 12/31/04		at 12/31/04

	Shares
	Acquired	Value
	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	(#)	($)	(#)	(#)	($)	($)

Dr. McKinnell	0	0	2,629,158	2,811,000	15,096,811	0
Ms. Katen	0	0	1,173,450	980,000	4,020,360	0
Mr. Shedlarz	0	0	872,612	804,000	338,910	0
Mr. Kindler	0	0	0	575,000	0	0
Dr. LaMattina	6,072	179,185	441,250	428,000	119,922	0

Option Grants in 2004

This table shows all options to purchase our common stock granted to each of our Named Executive Officers in 2004 and the potential value of such grants at stock price appreciation rates of 0%, 5% and 10%, compounded annually over the maximum ten-year term of the options. Also shown is the potential value of all outstanding shares of common stock held by our shareholders as of December 31, 2004, using the exercise price of $37.15 and the same appreciation rates and compounded over a ten-year period. The 5% and 10% rates of appreciation are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in our stock price.

					Potential Realizable Value at Assumed
					Annual Rates of Stock Price
					Appreciation for Option Term
	Individual Grants				($)

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise or
	Options	Employees in	Base Price	Expiration
Name	Granted	Fiscal Year	($/sh)(2)	Date	0%	5%	10%

Dr. McKinnell	525,000(1)	0.57%	37.15	2/25/14	0	12,265,804	31,083,955
Ms. Katen	350,000(1)	0.38%	37.15	2/25/14	0	8,177,202	20,722,636
Mr. Shedlarz	275,000(1)	0.30%	37.15	2/25/14	0	6,424,945	16,282,071
Mr. Kindler	225,000(1)	0.25%	37.15	2/25/14	0	5,256,773	13,321,695
Dr. LaMattina	175,000(1)	0.19%	37.15	2/25/14	0	4,088,601	10,361,318

Potential Gain for All Shareholders at Assumed Appreciation Rates					0	174,611,848,273	442,500,706,445

(1)	These options are exercisable, one-third on each anniversary date, beginning on February 26, 2007.
(2)	The exercise price for all stock option grants is the fair market value of our common stock on the date of the grant.

Long-Term Incentive Plan Awards in 2004

This table provides information concerning the participation of the Named Executive Officers in the 2001 Performance-Contingent Share Award Plan. Subsequent to the granting of these awards, the 2001 Performance-Contingent Share Award Plan was replaced by the Pfizer Inc. 2004 Stock Plan. Under the 2001 Plan, the Named Executive Officers were awarded the right to earn shares of our common stock (Performance-Contingent Shares). Actual payouts of these Performance-Contingent Shares, if any, will be determined by a non-discretionary formula, which measures our performance over a five-year period using total shareholder return (including reinvestment of dividends) and growth in diluted earnings per share, measured over the performance period relative to the industry Peer Group. (The companies comprising this Peer Group are identified in this Proxy Statement as the “Old Peer Group” under the heading “Performance Graph.”) If our minimum performance in both measures is below the threshold level relative to the Peer Group, then no Performance-Contingent Shares will be earned. To the extent the Company’s performance on either or both measures exceeds the threshold performance level relative to the Peer Group, a varying amount of shares of common stock up to the maximum will be earned. These awards are also discussed in the Compensation Committee Report.

				Estimated Future Payouts Under
				Non-Stock-Price-Based Plans

		Performance Period (or
		Other Period Until
Name	Number of Shares(1)	Maturation or Payment)	Threshold(2) (#)	Target (#)	Maximum (#)

Dr. McKinnell	*	01/01/04 - 12/31/08	26,500	265,000	441,700
Ms. Katen	*	01/01/04 - 12/31/08	9,870	98,700	164,500
Mr. Shedlarz	*	01/01/04 - 12/31/08	7,710	77,100	128,500
Mr. Kindler	*	01/01/04 - 12/31/08	6,900	69,000	115,000
Dr. LaMattina	*	01/01/04 - 12/31/08	6,900	69,000	115,000

(1)	The actual number of Performance-Contingent Shares that will be paid out at the end of the applicable period, if any, cannot be determined because the shares earned by the Named Executive Officers will be based upon our future performance compared to the future performance of the Peer Group.
(2)	If our minimum performance in both measures is below the threshold level relative to the Peer Group, then no Performance-Contingent Shares will be earned. To the extent the Company’s performance on either or both measures exceeds the threshold performance level relative to the Peer Group, a varying amount of shares of common stock up to the maximum will be earned.

Compensation Committee Report

Overview of Compensation Philosophy and Program

The Compensation Committee administers the Company’s executive compensation program. The role of the Committee is to oversee Pfizer’s compensation plans and policies, administer its stock plans (including reviewing and approving equity grants to executive officers) and annually review and approve all compensation decisions relating to executive officers, including those for the Chairman and CEO and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”). The Committee submits its decisions regarding compensation for the Chairman and CEO to the independent Directors of the Board for ratification.

The Compensation Committee’s Charter reflects these various responsibilities, and the Committee and the Board periodically review and revise the Charter. The Committee’s membership is determined by the Board and is composed entirely of independent Directors. There were ten meetings of the Committee in 2004, three of which involved executive sessions with no Pfizer employees present. The Executive Compensation group in Pfizer’s Global Human Resources Department supports the Committee in its work. In addition, the Committee has the authority to engage the services of outside advisors, experts and others to assist the Committee. In accordance with the Committee’s Charter, the Committee engages an independent compensation consultant, who does not advise the Company, to advise the Committee on all matters related to CEO and other executive compensation. The independent compensation consultant generally attends all of the Committee meetings.

General Compensation Philosophy

The Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. To that end, it is the view of the Board that the total compensation program for executive officers should consist of the following:

• Salaries

• Annual incentive awards

• Long-term incentive compensation and

• Certain other benefits

It is the intent of the Committee that midpoint salary, target bonus levels and target annual long-term incentive award values be set at the median of the Peer Group and a select group of Fortune-100 companies, based on available survey data. The companies that comprised our Peer Group in 2004 are identified as our “Old Peer Group” under the heading “Performance Graph” later in this Proxy Statement. Where appropriate, the target position is adjusted to reflect Pfizer’s scale and scope. For salary and bonus levels, these adjustments, if any, are generally based on differences in revenues and relative market cap. In 2004, long-term incentive target awards were positioned in the third quartile of the survey data. In 2005, the long-term incentive target awards have been repositioned to align with the median of the survey data.

Effective January 1, 2005, the Committee decided to modify the Peer Group as identified in the description of the “New Peer Group” under the heading “Performance Graph” later in this Proxy Statement. We believe that the companies included in the new pharmaceutical peer group are more reflective of the Company’s core pharmaceutical business and will provide a more meaningful comparison of shareholder return.

The Committee also uses a general industry peer group consisting of about one half of the Fortune-100 companies that best align with our sales volume, cash flow and market capitalization, as well as with the nature of our business and workforce, in determining the competitive positioning of pay.

In addition to reviewing executive officers’ compensation against the comparative groups, the Committee also considers recommendations from the Chairman and CEO regarding total compensation for those executives reporting directly to him. Management provides to the Committee historical and prospective breakdowns of the total compensation components for each executive officer.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that Pfizer may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual incentives, stock option awards and Performance-Contingent Share awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible.

Total Compensation

The Company intends to continue its strategy of compensating its executives through programs that emphasize performance-based incentive compensation. To that end, executive compensation is tied directly to the performance of the Company and is structured to ensure that, due to the nature of the business, there is an appropriate balance between the long-term and short-term performance of the Company, and also a balance between Company financial performance and shareholder return. For 2004, the actual total compensation of the Named Executive Officers generally fell within the third quartile of total compensation paid to executives holding equivalent positions in the peer group companies. The Committee believes that this position was consistent with Company financial performance and the individual performance of each of the Named Executive Officers.

Salaries

The 2004 salaries of the Named Executive Officers are shown in the “Salary” column of the Summary Compensation Table. Salaries for executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on subjective evaluation of such factors as the individual’s level of responsibility, performance and level of pay compared to Company peer group pay levels. Merit increases normally take effect on April 1st of each year. The members of the former Pfizer Leadership Team - the senior management team prior to March 3, 2005 which consisted of the Named Executive Officers and four other senior officers - will not receive salary increases in 2005 because of the anticipated need for cost control measures in 2005.

Executive Annual Incentive Awards

In 1997, the Board of Directors adopted, and the shareholders approved, the Pfizer Inc. Executive Annual Incentive Plan. Under the terms of this Plan, a maximum award of 0.3% of Plan Adjusted Net Income, as defined in the Plan, (which definition is included in the discussion of the Plan under the heading ”Employee Benefit and Long-Term Compensation Plans” later in this Proxy Statement) was established for each employee participating in the Plan. This maximum exceeds the current level of Annual Incentive Awards made by the Committee, and the Committee will continue to base the awards on Company and individual performance criteria within the established maximum.

Annual incentive awards are determined as a percentage of each executive officer’s base salary. The Committee determines the performance measures and other terms and conditions of awards for executive officers covered under the Executive Annual Incentive Plan. For 2004, the bonus targets for executive officers ranged from 60% to 125% of base salary depending on the officer’s position.

Under the Executive Annual Incentive Plan, the target bonus is established through an analysis of compensation for comparable positions in the peer group companies, and is intended to provide a competitive level of compensation when the executive officers achieve their performance objectives as approved by the Committee. The total bonus award is determined according to each executive officer’s level of achievement against his or her individual financial and strategic performance objectives. The Annual Incentive Awards for 2004 paid to each of the Named Executive Officers are shown in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentive Compensation

The Committee believes that equity-based compensation ensures that the Company’s executive officers have a continuing stake in the long-term success of the Company.

In 2004, Dr. McKinnell and the other executive officers participated in the Company’s long-term incentive compensation program, which generally consists of stock options and performance-contingent share awards. The annual total long-term incentive target value is divided evenly, so that half of the value is delivered in stock options and half is delivered in performance-contingent share awards.

(a) Stock Options

The Committee granted stock options to each executive officer in February 2004 under the Company’s 2001 Stock and Incentive Plan.

The Company granted stock options to executive officers with a cumulative option price of up to $100,000 as incentive stock options and the remainder as non-qualified stock options, both with an exercise price equal to the fair market value of the Common Stock on the date of grant. Accordingly, those stock options will have value only if the market price of the Common Stock increases after that date. In determining the size of stock option grants to executive officers, the Committee bases its decisions on such considerations as similar awards to individuals holding comparable positions in our comparative groups, Company performance against the strategic plan, and individual performance against the individual’s objectives, as well as the allocation of overall share usage attributed to executive officers. Actual stock option awards can range from zero to two times the target awards based on individual performance.

The Named Executive Officers were awarded the number of stock options shown in the table headed “Option Grants in 2004.” As shown in the table, the stock option grants vest ratably on the third, fourth and fifth anniversary of the stock option grant.

(b) Performance-Contingent Share Awards

The Committee established awards for executive officers, including the Named Executive Officers, for the 2004-2008 performance period under the 2001 Performance-Contingent Share Award Plan. These awards are determined according to each participant’s salary level, based on competitive survey data, and do not vary based on individual performance. Payments pursuant to the awards are determined by using a non-discretionary formula comprised of the following two performance criteria measured over the applicable performance period relative to the performance of the Peer Group:

• total shareholder return; and

• diluted earnings per share growth.

The performance formula weighs these two criteria equally. If our performance in both measures is below the threshold level relative to the Peer Group, then no performance-contingent shares will be earned. To the extent that the Company’s performance on either or both measures exceeds the threshold performance level relative to the Peer Group, a varying amount of shares of common stock up to the maximum will be earned.

The number of performance-contingent shares that the Named Executive Officers may earn at the end of the five-year performance period 1/1/2004-12/31/2008 is shown in the table headed “Long-Term Incentive Plan Awards in 2004.” The payout from the Performance-Contingent Share Award program can range from zero to 167% of the target awards based on Company performance versus our Peer Group as discussed later in this Report.

The total number of shares earned by each of the Named Executive Officers for the performance periods ending December 31, 2004 is shown in footnote 4 to the “LTIP Payouts” column of the Summary Compensation Table. In reviewing the Company’s performance relative to the Peer Group and the resulting awards under the program for the performance periods ending on December 31, 2003, the Committee determined that the reduction in the program awards due to the Pharmacia purchase accounting-related costs was inappropriate. Therefore, the Committee granted shares of restricted stock under the 2001 Pfizer Stock and Incentive Plan to the program participants, based on the difference in the actual program awards and the awards that would have been earned if the financial impact of non-cash charges associated with the acquisition were excluded. The resulting restricted stock grants are shown on the 2004 compensation line in the Summary Compensation Table, as required by the Proxy reporting rules, although these awards are related to the LTIP award shown on the 2003 compensation line. By including the disclosed value of the stock option grants and aligning the restricted stock awards with the related 2003 LTIP Payouts, as shown in the following table, the results more closely illustrate the value of the 2003 and 2004 long-term incentive awards.

			Restricted
		Value of Stock	Stock
		Option Grant*	Awards		LTIP Payout	Total

Dr. McKinnell	2004	$3,612,000	$0		$5,829,120	$9,441,120
	2003	$7,350,000	$4,292,181	**	$2,786,978	$14,429,159
Ms. Katen	2004	$2,408,000	$0		$3,307,392	$5,715,392
	2003	$2,021,250	$2,326,218	**	$1,510,448	$5,857,916
Mr. Shedlarz	2004	$1,892,000	$0		$2,521,728	$4,413,728
	2003	$1,653,750	$1,873,326	**	$1,216,379	$4,743,455
Mr. Kindler	2004	$1,548,000	$0		$1,319,472	$2,867,472
	2003	$1,470,000	$792,561	**	$857,703	$3,120,264
Dr. LaMattina	2004	$1,204,000	$0		$1,622,016	$2,826,016
	2003	$735,000	$1,024,154	**	$664,998	$2,424,152

*	Values of the 2004 and 2005 stock option grants are based on the Black-Scholes option pricing model disclosed in the Company’s Financial Statements for 2004 and 2003, respectively, that are included in the Company’s 2004 Financial Report.
**	Granted in 2004.

Other Benefits

The Company provides the Pfizer Retirement Annuity Plan, the Pfizer Savings Plan and their related supplemental (restoration) plans. These plans are described later in the Proxy Statement under the heading “Employee Benefit and Long-Term Compensation Plans.” The Company also provides other benefits such as medical, dental and life insurance to each Named Executive Officer, in a similar fashion to those provided to all other U.S.-based Pfizer employees. The Company also provides the opportunity to defer, as shares, performance-contingent share awards that are earned and otherwise would be paid under that program. Annual incentives, as shown in the Bonus column of the Summary Compensation Table, may also be deferred into a Pfizer unit fund or a fund earning 120% of the Federal Long-Term rate. These deferral opportunities are available to U.S.-based Performance-Contingent Share Award program participants, as well as to certain participants in other countries.

Perquisites, such as personal use of the Company aircraft, are made available to the Named Executive Officers and to certain other senior executives, as described under the heading “Valuation of Perquisites” earlier in the Proxy Statement.

Stock Ownership Program

The Company maintains stock ownership requirements for its executive officers and other executives. “Stock ownership” is defined to include stock owned by the officer directly, stock owned indirectly through the Company’s Savings Plan, and stock awarded pursuant to the Performance-Contingent Share Award program and subsequently deferred. Under the current guidelines of the program established by the Committee, employee Directors (currently, Dr. McKinnell) are required to own Company common stock equal in value to at least five times their annual salaries. The program also extends to the other Named Executive Officers and other elected Corporate Officers who are required to own Company common stock equal in value to at least four times their annual salaries. All other participants in the Performance-Contingent Share Award program are required to own an amount equal in value to three times their annual salaries. The Committee has also established milestone guidelines that are used to monitor progress over time toward the full five-year targets as described above.

The Committee has determined that, as of December 31, 2004, all Named Executive Officers have met their milestone guidelines and all other employees covered by this program have met or are making significant progress toward their milestone guidelines.

Evaluation of Executive Performance in 2004 and CEO Compensation

The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the Chairman and CEO and the Company’s other executive officers.

In 2004, the Committee considered management’s continuing achievement of its short and long-term goals versus its strategic imperatives, including Dr. McKinnell’s objectives which are as follows:

• Achieve specific revenue, EPS, net income and merger-related synergy goals

• Increase the number of products through research and development

• Adapt to our new scale

• Ensure that appropriate strategies and resources are in place to influence the external environment and mitigate any negative impact from increasing regulatory and legislative pressures, as well as maintain Pfizer’s premier leadership in corporate governance.

• Ensure that our employees are organized, trained and motivated to function at the high levels of performance required to sustain the Company’s leadership position.

The Committee based their compensation decisions for Dr. McKinnell on their assessment of his performance versus his financial and strategic objectives. This assessment included a review of significant accomplishments and strong business performance in an exceptionally challenging and dynamic environment, as well as stock price performance during 2004. The Company’s revenues increased 17% - from $44.7 billion to $52.5 billion – in 2004, while net income increased from $3.9 billion to $11.4 billion and diluted EPS increased from $.54 to $1.49. Adjusted income for the full year grew 31%. Adjusted income is defined as net income before discontinued operations, the cumulative effect of changes in accounting principles, significant impacts of purchase accounting for acquisitions, merger-related costs and certain significant items. (see Appendix A of this document for our 2004 Financial Report which contains a reconciliation of adjusted income to our net income, as reported under U.S. GAAP. Such reconciliation is included in the ”Adjusted Income” section of the Financial Review portion of our 2004 Financial Report). Within the Global Pharmaceutical business, fifteen of the Company’s marketed products were number one in their respective therapeutic categories, including five of the world’s 25 top-selling medicines and the most widely prescribed medicine in the world – Lipitor. The Global Research & Development organization delivered extraordinary productivity, including seven New Drug Applications, setting a standard for industry output, and 19 compounds moving into phase II trials. At the same time, the Company completed the remaining elements of the Pharmacia integration and achieved $3.6 billion in merger-related synergy savings.

In April, 2004, Dr. McKinnell began receiving a salary of $2,270,500, which reflected his 2003 year-end merit increase. His 2004 full-year salary earned was $2,224,900. For 2005, his salary will remain at $2,270,500.

The Committee determined the extent to which Dr. McKinnell’s performance goals were achieved and approved an Annual Incentive Award of $3,986,300, which was 176% of his base salary. This award was approved by the Committee and ratified by the Board.

Dr. McKinnell earned 220,800 shares for the 2000-2004 Performance-Contingent Share Award performance period, and the number of Performance-Contingent shares that Dr. McKinnell may earn at the end of the five-year performance period 1/1/2004-12/31/2008 will range from 0 to 441,700.

For 2004, the Committee reduced the target stock option award for Dr. McKinnell by 40% and correspondingly increased his target performance-contingent share award to emphasize the importance of Company performance on both measures (total shareholder return and change in earnings per share) relative to the performance of the Peer Group. The target awards for Dr. McKinnell in 2004 were 300,000 stock options and 265,000 performance-contingent shares. He received 525,000 stock options and the performance-contingent share award payout will be determined at the end of the five-year performance period.

The Compensation Committee:

Mr. Burns (Chair through 2004)
Mr. Lorch
Dr. Mead (Chair effective January 1, 2005)
Mr. Raines

Performance Graph

For 2004, Pfizer’s peer group was comprised of Abbott Laboratories, Baxter International Inc., Bristol-Myers Squibb Company, Colgate-Palmolive Company, Eli Lilly and Company, Johnson & Johnson, Merck and Co., Inc., Schering- Plough Corporation, and Wyeth (Old Peer Group)(1). In 2005, the Company elected to change its peer group to include the following companies: Abbott Laboratories, Amgen, AstraZeneca, Bristol-Myers Squibb Company, Eli Lilly and Company, GlaxoSmithKline, Johnson & Johnson, Merck and Co., Inc., Schering-Plough Corporation and Wyeth (New Peer Group).

We believe that the companies included in the New Peer Group are more reflective of the Company’s core business, and, therefore, will provide a more meaningful comparison of stock performance.

The graph below compares our total shareholder returns (assuming reinvestment of dividends) with the Standard and Poor’s Composite Stock Index (S&P 500) and the industry peer groups described above. We have included the New Peer Group in the graph to show what the comparison to those companies would have been if the New Peer Group had been in place from 1999 to 2004. The Old Peer Group and New Peer Group consolidations were done on a weighted average basis (market capitalization basis, adjusted at the beginning of each year).

The graph assumes $100 invested at the per-share closing price of the common stock on the New York Stock Exchange Composite Tape on December 31, 1999, in Pfizer and each of the indices.

	1999	2000	2001	2002	2003	2004
PFIZER	100.0	143.1	125.2	97.5	114.8	89.2
PEER GROUP (Old)	100.0	131.0	113.1	88.2	91.1	92.8
PEER GROUP (New)	100.0	124.3	107.7	84.4	96.1	96.6
S&P 500	100.0	90.9	80.1	62.4	80.3	89.0

(1)	Pfizer merged with Warner-Lambert Company in 2000. Warner-Lambert Company was included as part of our Peer Group in 1999. Pharmacia & Upjohn, Inc. merged with Monsanto Company to form Pharmacia Corporation in 2000. Pfizer merged with Pharmacia Corporation in 2003. Pharmacia was included as part of our Peer Group from 1999 to 2002.

Equity Compensation Plan Information

This table provides certain information as of December 31, 2004 with respect to our equity compensation plans:
	(a)	(b)	(c)
Plan category	Number of securities	Weighted-average	Number of securities
	to be issued upon exercise	exercise price of	remaining available for
	of outstanding options,	outstanding options,	future issuance under
	warrants and rights	warrants and rights	equity compensation
			plans (excluding
			securities reflected in
			column (a))
Equity compensation
plans approved by
security holders	454,589,984 (1)	$35.41	474,854,000 (2)

Equity compensation
plans not approved
by security holders	0	N/A	0
Total	454,589,984	$35.41	474,854,000

(1)	This amount includes the following:
• 438,837,584 shares issuable upon the exercise of outstanding stock options.
• 11,670,000; 3,786,000 and 296,400 shares, respectively, issuable pursuant to outstanding share awards that have been granted under the Pfizer Inc. 2001 Performance-Contingent Share Award Plan, the previous Pfizer Inc. Performance-Contingent Share Award Program and the Pfizer Inc Stock and Incentive Plan, but not yet earned as of December 31, 2004. The number of shares, if any, to be issued pursuant to such outstanding awards will be determined by a non-discretionary formula that measures our performance, in terms of total shareholder return and diluted earnings-per-share growth, over the applicable performance period relative to the performance of the industry peer group. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).
(2)	This amount represents the number of shares available (474,854,000) for issuance pursuant to stock options and awards that could be granted in the future under the Pfizer Inc. 2004 Stock Plan. In accordance with plan provisions, any option granted under the Plan will reduce the available number of shares on a one-to-one basis and any whole share award granted will reduce the available number of shares on a three-to-one basis.

On April 16, 2003, Pfizer acquired Pharmacia Corporation and assumed various stock-based plans. No subsequent grants will be made from any of these plans. As of December 31, 2004, under the Pharmacia 2001 Long-Term Incentive Plan, 59,829,363 shares were issuable upon the exercise of outstanding stock options, including 10,296,965 outstanding reload options, at a weighted average exercise price of $30.63. The reload obligations will be satisfied under this plan from the 13,139,468 shares available. In addition, under the other assumed Pharmacia plans, as of December 31, 2004, there were 91,894,119 shares issuable upon the exercise of outstanding stock options, and those options had a weighted average exercise price per share of $30.11. Information regarding these various options is not included in the above table.

On June 19, 2000, Pfizer acquired Warner-Lambert Company and assumed stock options outstanding under various Warner-Lambert plans pursuant to which no subsequent awards have been or will be made. As of December 31, 2004, there were 44,578,751 shares issuable upon the exercise of stock options under these plans, and those options had a weighted average exercise price per share of $19.90. In addition, 377,793 shares were issuable pursuant to the Warner-Lambert 1996 Stock Plan in settlement of Warner-Lambert Directors’ compensation that had been deferred by certain former Warner-Lambert Directors prior to Pfizer’s acquisition of Warner-Lambert. Information regarding those options and shares is not included in the above table.

Employee Benefit and Long-Term Compensation Plans

Pfizer Retirement Annuity Plan

The Pfizer Retirement Annuity Plan (the Retirement Plan) is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers certain employees, including the Named Executive Officers. Benefits under the Retirement Plan are based upon the employee’s years of service and the employee’s highest average earnings for a five calendar-year period with us and/or our “Associate Companies,” and are payable after retirement in the form of an annuity or a lump sum. Earnings covered by the Retirement Plan are base pay, bonus, and restricted stock awards granted under the Company’s previous Stock and Incentive Plan, and Performance-Contingent Share awards granted for performance periods beginning prior to January 1, 2001. Any restricted stock awards granted after April 26, 2001, and any Performance-Contingent Share awards for periods beginning on January 1, 2001 and later, are not counted as earnings covered by the Retirement Plan. The amount of annual earnings that may be considered in calculating benefits under the Retirement Plan is limited by law. For 2005, the annual limitation is $210,000.

Benefits under our Retirement Plan are calculated as an annuity equal to the greater of:

•	1.4 percent of the participant’s highest final average earnings multiplied by years of service; or

•	1.75 percent of such earnings less 1.5 percent of Primary Social Security benefits multiplied by years of service.

Years of service under these formulas cannot exceed 35. Contributions to the Retirement Plan are made entirely by us and are paid into a trust fund from which the benefits of participants will be paid.

The Retirement Plan currently limits pensions paid under the Plan to an annual maximum of $170,000, payable at age 65. We also have an unfunded supplemental plan that provides out of our general assets an amount substantially equal to the difference between the amount that would have been payable under the Retirement Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Retirement Plan. In certain circumstances, we fund trusts established to secure obligations to make payments under the supplemental plan.

Pension Plan Table

The following table shows, for the final average compensation and years of service indicated, the annual pension benefit payable commencing upon retirement at age 65 under the present benefit formula of the Retirement Plan and its related supplemental plan. The estimated retirement benefits have been computed on the assumptions that:

•	payments will be made in the form of a 50 percent joint and survivor annuity (and both the Retirement Plan member and spouse are age 65);

•	during the period of employment the employee received annual compensation increases of six percent; and

•	the employee retired as of December 31, 2004.

As of December 31, 2004, Dr. McKinnell had 34 years; Ms. Katen had 30 years; Mr. Shedlarz had 28 years; Mr. Kindler had 3 years; and Dr. LaMattina had 27 years under the Retirement Plan and the related supplemental plan.

			Years of Service
Remuneration	15	20	25	30	35

$ 100,000	$ 16,567	$ 22,089	$ 27,612	$ 33,134	$ 38,656
500,000	99,973	133,297	166,621	199,946	233,270
1,000,000	204,230	272,307	340,384	408,461	476,537
2,000,000	412,745	550,327	687,909	825,490	963,072
3,000,000	621,260	828,347	1,035,433	1,242,520	1,449,607
4,000,000	829,775	1,106,366	1,382,958	1,659,550	1,936,141
5,000,000	1,038,290	1,384,386	1,730,483	2,076,579	2,422,676
7,500,000	1,559,577	2,079,436	2,599,295	3,119,154	3,639,013
10,000,000	2,080,864	2,774,485	3,468,107	4,161,728	4,855,349
12,500,000	2,602,151	3,469,535	4,336,918	5,204,302	6,071,686
15,000,000	3,123,438	4,164,584	5,205,730	6,246,876	7,288,023
16,500,000	3,436,210	4,581,614	5,727,017	6,872,421	8,017,824

Compensation covered by the Retirement Plan and its related supplemental plan for the Named Executive Officers equals the amounts set forth in the 2004 “Salary,” “Bonus” and “LTIP Payouts” columns of the Summary Compensation Table, as well as restricted stock awards granted on or prior to April 26, 2001 and any additional Performance-Contingent Share Awards granted for performance periods beginning before January 1, 2001.

The Pfizer Inc. 2004 Stock Plan

Under the Pfizer Inc. 2004 Stock Plan, our employees may be granted stock options, stock awards (including restricted stock), stock appreciation rights, performance-contingent awards and other equity-based awards. The 2004 Stock Plan also provides the flexibility to grant equity-based awards to our Non-employee Directors.

Where an employee also is an executive corporate officer, the performance criteria for awards granted under the Plan are determined by the Compensation Committee. Any executive performance award is expected to have as a performance measure total shareholder return and also could include other measures such as: revenues, cost reductions, operating income, income before taxes, net income, adjusted net income, earnings per share, adjusted earnings per share, operating margins, working capital measures, return on assets, return on equity, return on invested capital, cash flow measures, market share, shareholder return, and/or economic value added, of the Company or the affiliate or division of the Company for or within which the participant is primarily employed.

Performance goals may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or division of the Company) under one or more of the measures described above relative to the performance of other corporations or comparable businesses. The performance goals will be set by the Committee within the time period prescribed by, and will otherwise comply with, the requirements of Section 162(m) of the Internal Revenue Code.

This Plan was approved by our shareholders at our 2004 Annual Meeting and replaced the 2001 Stock and Incentive Plan and the 2001 Performance-Contingent Share Award Plan (the “2001 Plans”).

2001 Stock and Incentive Plan

Under the 2001 Stock and Incentive Plan, our employees were granted stock options, stock awards (including restricted stock awards) and performance-based stock awards, as a result of either a general grant or an award based on having met certain performance criteria. Where an employee was an elected corporate officer, the performance criteria were determined by the Compensation Committee. Our Non-employee Directors were not eligible to participate in this Plan.

Options granted prior to April 22, 2004, were granted under the 2001 Stock and Incentive Plan. The Plan was replaced by the Pfizer Inc. 2004 Stock Plan, as described above, and no further options or awards will be granted under the 2001 Plan. However, outstanding awards and options granted under the 2001 Plan, or under our previous Stock and Incentive Plan, will continue to vest, and the options may be exercised, in the future.

2001 Performance-Contingent Share
Award Plan

Under the 2001 Performance-Contingent Share Award Plan, participating employees were granted an opportunity by our Compensation Committee to earn shares of common stock, subject to attaining certain performance criteria. The performance formula was nondiscretionary and was comprised of two performance criteria:

•	total shareholder return (including reinvestment of dividends); and

•	growth in diluted earnings per share;

measured over the applicable performance period relative to the performance of the Peer Group. Our 100 highest-ranking employees were eligible to participate. All awards granted under the Plan were based upon a five-year performance period.

Awards granted under our previous Performance-Contingent Share Award Program were based on the same performance criteria described above.

Awards for performance periods beginning in 2004, as shown in the table under the heading “Long-Term Incentive Plan Awards in 2004” were granted under the 2001 Performance-Contingent Share Award Plan. After these awards were granted, the 2001 Performance-Contingent Share Award Plan was replaced by the 2004 Pfizer Inc. Stock Plan, as described above, and no further awards will be granted under the 2001 Plan. However, outstanding awards granted under the 2001 Plan, or under our previous Performance-Contingent Share Award Program, will continue to vest in the future.

Awards earned by the Named Executive Officers under the 2001 Performance-Contingent Share Award Plan and the previous award Program for the performance period ended December 31, 2004, are shown in the “LTIP Payouts” column of the Summary Compensation Table. Receipt of shares awarded under the current Plan and the previous Plan and Program may be deferred.

Executive Annual Incentive Plan

The Named Executive Officers and other senior employees participate in the Executive Annual Incentive Plan. The Plan is intended to ensure the tax deductibility of the bonus for the Company. The maximum individual annual bonus under this plan is 0.3% (three tenths of one percent) of Adjusted Net Income. The Annual Incentive Plan defines “Adjusted Net Income” to mean income before cumulative effect of accounting changes as shown on the audited Consolidated Statement of Income of the Company. If income before cumulative effect of accounting changes is not shown on the Statement, then Adjusted Net Income will mean net income as shown on the Statement. Receipt of bonuses paid from this Plan can be deferred until a later date or retirement. Such deferred bonuses may be invested under the Pfizer Inc. Deferred Compensation Plan in either a Pfizer unit fund (shares plus reinvested dividends) or a fund earning 120% of the federal long-term rate. As of December 31, 2004, this rate was 5.5%.

Warner-Lambert Company 1996 Stock Plan

Under the Warner-Lambert 1996 Stock Plan, as a result of our merger with Warner-Lambert, all stock options and restricted stock awards outstanding as of June 19, 2000, became immediately exercisable or vested.

Under this Plan, the Directors of Warner-Lambert could elect to defer any or all of the compensation they received for their services. These deferred amounts could have been credited to a Warner-Lambert Common Stock Equivalent Account (the Equivalent Account). That Equivalent Account was credited, as of the day the fees would have been payable, with stock credits equal to the number of shares of Warner-Lambert common stock that could have been purchased with the dollar amount of such deferred fees. The former Warner-Lambert Directors—Messrs. Burt, Gray, Howell, and Lorch—who joined our Board after the merger had deferred compensation and were entitled to Warner-Lambert stock credits in the Equivalent Account under this Plan. Upon the closing of the merger, these Warner-Lambert stock credits were converted into Pfizer stock equivalent units. These units will be payable in Pfizer common stock at various times in accordance with the individual’s election. These units are described in footnote 1 to the table entitled “Securities Ownership of Officers and Directors.”

Pfizer Savings Plan

Under the Pfizer Savings Plan (the Savings Plan), a tax-qualified retirement savings plan, participating employees may contribute up to 20 percent of compensation on a before-tax basis, or 15 percent of compensation on an after-tax basis, into their Savings Plan accounts. Total combined before-tax and after-tax contributions may not exceed 20 percent of regular earnings. In addition, under the Savings Plan, we match an amount equal to one dollar for each dollar contributed by participating employees on the first three percent of their regular earnings and fifty cents for each additional dollar contributed on the next three percent of their regular earnings. Our matching contributions generally are invested solely in our common stock. However, participants who are age 55 or older, with ten or more years of plan participation, may diversify portions of their matching contributions.

Effective for 2005, the Savings Plan limits the additions that can be made to a participating employee’s account to $42,000 per year. “Additions” include our matching contributions, before-tax contributions made by us at the request of the participating employee under Section 401(k) of the Internal Revenue Code, and employee after-tax contributions.

Of those additions, the current maximum before-tax contribution is $14,000 per year (or $18,000 per year for certain participants age 50 and over). In addition, no more than $210,000 of annual compensation may be taken into account in computing benefits under the Savings Plan.

We have a Supplemental Savings Plan to pay out of general assets an amount substantially equal to the difference between the amount that, in the absence of legislation limiting such additions and the $210,000 limitation on earnings, would have been allocated to an employee’s account as before-tax contributions, our matching contributions and the amount actually allocated under the Savings Plan.

In certain circumstances, we fund trusts established to secure obligations to make payments under the Supplemental Plan.

Amounts deferred, if any, under the Pfizer Savings Plan and the related Supplemental Plan by the Named Executive Officers are included in the “Salary” and “Bonus” columns of the Summary Compensation Table. Our matching contributions allocated to the Named Executive Officers under the Pfizer Savings Plan and the related Supplemental Plan are shown in the “All Other Compensation” column of the Summary Compensation Table.

Employment and Severance Agreements and Indemnification

Employment Agreement for Chief Executive Officer

In 2001, we entered into an employment agreement with Dr. McKinnell that provides for his employment as Chief Executive Officer of the Company through February 29, 2008. Dr. McKinnell’s agreement provides that he will receive an annual base salary of at least $1,350,000, and will be eligible to receive an incentive bonus in accordance with the guidelines established by the Compensation Committee, as well as to participate in our executive benefit and incentive plans (including stock-based plans).

Under the terms of the agreement, if Dr. McKinnell’s employment is terminated by reason of death, disability or retirement, he or his estate is entitled to receive (a) a payment equal to his base salary through the date of termination to the extent not already paid, (b) a prorated portion of his incentive bonus based on his prior year’s incentive bonus, (c) his actual earned incentive bonus for any period not already paid, (d) amounts to which he is entitled under our benefit plans, (e) vesting of outstanding unvested stock options and other equity-based awards, and (f) continued coverage in our health benefit plans. If Dr. McKinnell’s employment is terminated by the Company without cause or by Dr. McKinnell for good reason (as defined in the agreement), he is entitled to receive (a) a payment equal to his base salary earned but unpaid through the date of termination, a prorated portion of his incentive bonus based on the prior year’s incentive bonus, and any incentive bonus amount earned but not yet paid, (b) a payment equal to his annual base salary plus the most recent year’s incentive bonus multiplied by the greater of (i) two or (ii) the number of years remaining on the contract, (c) vesting of outstanding unvested stock options and equity-based awards, (d) benefits under all plans for a period of two years following termination, as well as vesting of all awards under the plans, and (e) continued coverage in the Company’s health benefit plans.

If any payment or distribution by the Company to Dr. McKinnell is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he is entitled to receive from the Company a payment on an after-tax basis equal to the federal, state and local income and excise taxes imposed, and any penalties and interest. The agreement also contains provisions that restrict Dr. McKinnell’s ability to engage in any business that is competitive with the Company’s business for a period of one year following his retirement or termination for cause or without good reason or to solicit Company employees for a period of two years following such retirement or termination.

Severance Agreements

We have entered into severance agreements with our elected corporate officers, including each of the Named Executive Officers. The agreements continue through September 30 of each year, and provide that they are to be automatically extended in one-year increments unless we give prior notice of termination.

These agreements are intended to provide for continuity of management in the event of a change in control. The agreements provide that covered executive officers could be entitled to certain severance benefits following a change in control of the Company. If, following such a change in control, the executive officer is terminated for any reason, other than for disability or for cause, or if such executive officer terminates his or her employment for good reason (as defined in the agreements), then the executive officer is entitled to a severance payment that will be 2.99 times the greater of (i) the executive officer’s base amount, as defined in the agreements or (ii) the sum of the executive officer’s (a) base salary in effect at the time of termination and (b) the higher of the (x) last full-year annual incentive payment or (y) target annual incentive payment for the year in which termination occurs. The severance payment generally would be made in the form of a lump sum.

In addition, in the event of such a termination following a change in control, under the agreements each executive officer would receive a payout of all outstanding Performance-Contingent Share Awards that had been granted prior to the date of termination at the maximum amounts that could have been earned pursuant to the awards, along with all shares earned but deferred in accordance with the deferral feature of the Pfizer Inc. 2004 Stock Plan, the 2001 Performance-Contingent Share Award Plan and its predecessor Program. The executive officer also would receive a benefit payable from our general funds calculated using the benefit calculation provisions of our Retirement Annuity Plan and our unfunded Supplemental Retirement Plan with the following additional features:

•	the executive officer would receive credit for an additional three years of service and compensation for purposes of calculating such benefit;

•	the benefit would commence at age 55 (or upon the date of termination, if the executive officer is then over age 55) and for this purpose, three years would be added to the executive officer’s age;

•	such benefit would be further determined without any reduction on account of its receipt prior to age 65; and

•	such benefit would be offset by any amounts otherwise payable under our Retirement Annuity Plan and unfunded Supplemental Retirement Plan.

The executive officer would also become vested in all other benefits available to our retirees. All restrictions on restricted stock awarded to such executive officer would lapse and all unvested options granted to such executive officer would vest and become exercisable for the remainder of the term of the option.

If a change in control occurs, the agreements are effective for a period of four years from the end of the then existing term. Under the severance agreements, a change in control would include any of the following events:

•	any “person,” as defined in the Securities Exchange Act of 1934, as amended, acquires 20 percent or more of our voting securities;

•	a majority of our Directors are replaced in certain circumstances during a two-year period; or

•	shareholders approve certain mergers, or a liquidation or sale of our assets.

In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Code, we will “gross up” the executive officer’s compensation for all federal, state and local income and excise taxes and any penalties and interest.

In certain circumstances, we fund trusts established to secure our obligations to make payments under the severance agreements in advance of the time payment is due.

Indemnification

We indemnify our Directors and elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under our By-laws, and we have also entered into agreements with each of those individuals contractually obligating us to provide this indemnification to them.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF
PROXY PROPOSALS, NOMINATION OF DIRECTORS
AND OTHER BUSINESS OF SHAREHOLDERS

Under the rules of the SEC, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2006 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at 235 East 42nd Street, New York, NY 10017-5755 by November 10, 2005. The proposal should be sent to the attention of the Secretary of the Company.

Under our By-laws, and as permitted by the rules of the SEC, certain procedures are provided that a shareholder must follow to nominate persons for election as Directors or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide that nominations for Director nominees and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to the Secretary of the Company at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2006 Annual Meeting no later than:

•	60 days in advance of the 2006 Annual Meeting if it is being held within 30 days preceding the anniversary of the date (April 28, 2005) of this year’s Meeting; or

•	90 days in advance of the 2006 Annual Meeting if it is being held on or after the anniversary of the date of this year’s Meeting.

For any other meeting, the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting.

Our Annual Meeting of Shareholders is generally held on the fourth Thursday of April. Assuming that our 2006 Annual Meeting is held on schedule, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by February 26, 2006. If we do not receive notice by that date, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

The nomination must contain the following information about the nominee:

•	name;

•	age;

•	business and residence addresses;

•	principal occupation or employment;

•	the number of shares of common stock beneficially owned by the nominee;

•	the information that would be required under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such nominee as a Director; and

•	a signed consent of the nominee to serve as a Director of the Company, if elected.

Notice of a proposed item of business must include:

•	a brief description of the substance of, and the reasons for conducting, such business at the Annual Meeting;

•	the shareholder’s name and address as they appear on our records;

•	the number of shares of common stock beneficially owned by the shareholder (with supporting documentation where appropriate); and

•	any material interest of the shareholder in such business.

The Board is not aware of any matters that are expected to come before the 2005 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the Proxy Committee appointed by the Board of Directors intends to vote the proxies in accordance with their best judgment.

The chairman of the Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

Whether or not you plan to attend the Meeting, please vote by telephone, on the Internet, or by mail.

If you vote by telephone, the call is toll-free. No postage is required for mailing in the United States.

By order of the Board of Directors,

Margaret M. Foran
Vice President—Corporate Governance
and Secretary
March 10, 2005

ANNEX 1

Director Qualification Standards

Determination of Independence

To be considered “independent” for purposes of these standards, a director must be determined, by resolution of the Board as a whole, after due deliberation, to have no material relationship with the Company other than as a director. These determinations will be made public annually prior to the directors standing for election to the Board. Except as otherwise noted below, the “Company” includes Pfizer Inc. and its consolidated subsidiaries. In each case, the Board shall broadly consider all relevant facts and circumstances and shall apply the following standards:

1.	In no event will a director be considered “independent” if:

	(i)	the director is, or has been within the last three years, an employee of the Company; or

	(ii)	an immediate family member of the director is, or has been within the last three years, an executive officer of the Company; or

	(iii)	the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (other than director’s fees and pension or other forms of deferred compensation for prior service with the Company); or

	(iv)	(A) the director or an immediate family member of the director is a current partner of the firm that is the Company’s independent registered public accounting firm; or (B) the director is a current employee of such firm; or (C) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time; or

	(v)	an executive officer of the Company serves or served on the compensation committee of the board of directors of a company that, at the same time within the last three years, employs or employed either the director or an immediate family member of the director as an executive officer.

2.	Audit Committee members may not have any direct or indirect financial relationship whatsoever with the Company other than as directors, and may not be affiliated persons of the Company. Audit committee members may receive directors’ fees, in the form of cash, stock, stock units, stock options or other in-kind consideration ordinarily available to directors, and fixed amounts of compensation for prior service with the Company.

3.	No director, or immediate family member of a director, may serve as a paid consultant or advisor to the Company or to any executive officer of the Company, or may have a personal services contract with the Company or with any executive officer of the Company.

4.	The following commercial relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a director is a current employee, or an immediate family member of a director of the Company is a current executive officer of another company that does business with the Company and the annual sales to, or purchases from, the Company in any of the last three fiscal years were less than one percent of the annual revenues of the company the director or the director’s immediate family

i

member serves as an executive officer or employee, as applicable; or (ii) if a director or an immediate family member of a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer.

5.	The following not-for-profit relationship will not be considered to be a material relationship that would impair a director’s independence: if a director of the Company, or a director’s spouse, serves as an executive officer of a not-for-profit organization, and the Company’s, or the Pfizer Foundation’s discretionary charitable contributions to the organization, in the aggregate, are less than two percent (or $1,000,000, whichever is greater) of that organization’s latest publicly available total revenues.

6.	Annually, the Board will review all commercial and charitable relationships of directors to determine whether directors meet the categorical independence tests described in paragraphs 4 and 5 .The Board may determine that a director who has a relationship that exceeds the limits described in paragraph 4 (to the extent that any such relationship would not constitute a bar to independence under the New York Stock Exchange listing standards) or paragraph 5, is nonetheless independent. The Company will explain in the next proxy statement the basis for any Board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards set forth in paragraphs 4 or 5.

7.	The Company will not make any personal loans or extensions of credit to directors or executive officers.

8.	To help maintain the independence of the Board, all directors are required to deal at arm’s length with the Company and its subsidiaries and to disclose circumstances material to the director that might be perceived as a conflict of interest.

ANNEX 2

Charter
Audit Committee

Status

The Audit Committee is a committee of the Board of Directors.

Membership

The Audit Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent in accordance with New York Stock Exchange listing standards. Each member shall in the judgment of the Board of Directors have the ability to read and understand the Company’s basic financial statements or shall at the time of appointment undertake training for that purpose. At least one member of the Audit Committee shall in the judgment of the Board of Directors be an audit committee financial expert in accordance with the rules and regulations of the Securities and Exchange Commission and at least one member (who may also serve as the audit committee financial expert) shall in the judgment of the Board of Directors have accounting or related financial management expertise in accordance with New York Stock Exchange listing standards.

Purpose

The Audit Committee shall represent and assist the Board of Directors with the oversight of: (a) the integrity of the Company’s financial statements and internal controls, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence and (d) the performance of the Company’s internal audit function and the independent registered public accounting firm. Except as otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Responsibilities

1.	Select and retain (subject to approval by the Company’s stockholders), evaluate and terminate when appropriate, the independent registered public accounting firm, set the independent registered public accounting firm’s compensation, oversee the work of the independent registered public accounting firm and pre-approve all audit services to be provided by the independent registered public accounting firm.

2.	Pre-approve all permitted non-audit services to be performed by the independent registered public accounting firm and establish policies and procedures for the engagement of the independent registered public accounting firm to provide permitted audit and non-audit services.

3.	At least annually, receive and review: (a) a report by the independent registered public accounting firm describing the independent registered public accounting firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review or Public Company Accounting Oversight Board (PCAOB) review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (b) other required reports from the independent registered public accounting firm.

4.	At least annually, consider the independence of the independent registered public accounting firm, including whether the provision by the independent registered public accounting firm of permitted non-audit services is compatible with independence, and obtain and review a report from the independent registered public accounting firm describing all relationships between the firm and the Company.

5.	Review with the independent registered public accounting firm:

(a) the scope and results of the audit; (b) any problems or difficulties that the auditor encountered in the course of the audit work, and management’s response; and (c) any questions, comments or suggestions the auditor may have relating to the internal controls, and accounting practices and procedures, of the Company or its subsidiaries.

6.	Review, at least annually, the scope and results of the internal audit program, including then current and future programs of the Company’s Internal Audit Department, procedures for implementing accepted recommendations made by the independent registered public accounting firm, and any significant matters contained in reports from the Internal Audit Department.

7.	Review with the independent registered public accounting firm, the Company’s Internal Audit Department, and management: (a) the adequacy and effectiveness of the systems of internal controls (including any significant deficiencies and significant changes in internal controls reported to the Audit Committee by the independent registered public accounting firm or management), accounting practices, and disclosure controls and procedures (and management reports thereon), of the Company and its subsidiaries; and (b) current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

8.	Review with management and the independent registered public accounting firm the annual and quarterly financial statements of the Company, including: (a) any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or 10-Q with the Securities and Exchange Commission; (b) disclosures relating to internal controls over financial reporting; (c) the items required by Statement of Auditing Standards 61 as in effect at that time in the case of the annual statements and Statement of Auditing Standards 100 as in effect at that time in the case of the quarterly statements; and (d) meet to review the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Company’s Form 10-K or 10-Q filed with the Securities and Exchange Commission.

9.	Recommend to the Board of Directors, based on the review described in paragraphs 4 and 8 above, whether the financial statements should be included in the annual report on Form 10-K.

10.	Review earnings press releases, as well as Company policies with respect to earnings press releases, financial information and earnings guidance provided to analysts and rating agencies (this function may be performed by the Chair or the full Committee).

11.	Discuss Company policies with respect to risk assessment and risk management, and review contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments which could materially impact the Company’s contingent liabilities and risks.

12.	Review: (a) the status of compliance with laws, regulations, and internal procedures; and (b) the scope and status of systems designed to promote Company compliance with laws, regulations and internal procedures, through review of reports from management, legal counsel and third parties as determined by the Audit Committee.

13.	Establish procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters, as well as for the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

14.	Establish policies for the hiring of employees and former employees of the independent registered public accounting firm.

15.	Obtain the advice and assistance, as appropriate, of independent counsel and other advisors as necessary to fulfill the responsibilities of the Audit Committee, and receive appropriate funding from the Company, as determined by the Audit Committee, for the payment of compensation to any such advisors.

16.	Conduct an annual performance evaluation of the Audit Committee and annually evaluate the adequacy of its charter.

Meetings

The Audit Committee shall meet at least six times each year and at such other times as it deems necessary to fulfill its responsibilities. The Audit Committee shall periodically meet separately, in executive session, with management, the internal auditor and the independent registered public accounting firm. The Audit Committee shall report regularly to the Board of Directors with respect to its activities and make recommendations to the Board of Directors as appropriate.

Report

The Audit Committee shall prepare a report each year for inclusion in the Company’s proxy statement relating to the election of directors.

v

ANNEX 3

Charter
Corporate Governance Committee

Status

The Corporate Governance Committee is a committee of the Board of Directors.

Membership

The Corporate Governance Committee shall consist of directors all of whom in the judgment of the Board of Directors shall be independent in accordance with New York Stock Exchange listing standards.

Responsibilities

The Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the appropriate size, functions and needs of the Board. The Corporate Governance Committee may, at its sole discretion, engage director search firms and has the sole authority to approve the fees and other retention terms with respect to any such firms. The Corporate Governance Committee also has the authority, as necessary and appropriate, to consult with outside advisors to assist in their duties to the Company. This responsibility includes:

•	developing and recommending to the Board the criteria for Board membership; candidates are selected for, among other things, their integrity, independence, diversity of experience, leadership; and the ability to exercise sound judgment. Criteria considered include a candidate’s scientific expertise; prior government service and experience at policy making levels involving issues affecting business, government, education, technology and areas relevant to the Company’s global business.

•	considering, recommending and recruiting candidates to fill new positions on the Board;

•	reviewing candidates recommended by shareholders;

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommending the Director nominees for approval by the Board and the shareholders.

The Committee’s additional functions are:

•	to consider questions of possible conflicts of interest of Board members and of our senior executives;

•	to monitor and recommend the functions of the various committees of the Board;

•	to recommend members of the committees;

•	to advise on changes in Board compensation;

•	to make recommendations on the structure of Board meetings;

•	to recommend matters for consideration by the Board;

•	to consider matters of corporate governance and to review, at least annually, our Corporate Governance Principles;

•	to consider, and review periodically, Director Qualification Standards;

•	to review, periodically, our policy regarding the adoption of a Shareholder Rights Plan;

•	to establish Director retirement policies;

•	to review the functions of the senior officers and to make recommendations on changes;

•	to review annually with the Chairman and Chief Executive Officer the job performance of elected corporate officers and other senior executives;

•	to review the outside activities of senior executives;

•	to review periodically with the Chairman and Chief Executive Officer the succession plans relating to positions held by elected corporate officers, and to make recommendations to the Board with respect to the selection of individuals to occupy these positions;

•	to oversee the evaluation of the Board and its committees;

•	to prepare an annual performance evaluation of the Corporate Governance Committee; and

•	to maintain an informed status on Company issues related to corporate social responsibility and the Company’s participation and visibility as a global corporate citizen.

ANNEX 4

Charter
Compensation Committee

Status

The Compensation Committee is a committee of the Board of Directors.

Membership

The Compensation Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent in accordance with the New York Stock Exchange listing standards. In addition, a person may serve on the Compensation Committee only if the Board of Directors determines that he or she (i) is a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Purpose

The purposes of the Compensation Committee are (i) to discharge the responsibilities of the Board of Directors relating to compensation of the Company’s CEO and other executives, and (ii) to produce an annual report on executive officer compensation for inclusion in the Company’s annual proxy statement that complies with the rules and regulations of the Securities and Exchange Commission. Except as otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Duties and Responsibilities

The Compensation Committee is directly responsible for establishing annual and long-term performance goals and objectives for our elected officers. This responsibility includes:

(i)	evaluating the performance of the CEO and other elected officers in light of the approved performance goals and objectives;

(ii)	setting the compensation of the CEO and other elected officers based upon the evaluation of the performance of the CEO and the other elected officers, respectively;

(iii)	making recommendations to the Board of Directors with respect to new cash-based incentive compensation plans and equity-based compensation plans; and

(iv)	preparing an annual performance self-evaluation of the Compensation Committee.

In addition, the Compensation Committee:

(i)	administers the Company’s stock plans;

(ii)	determines and certifies the shares awarded under corporate performance-based plans;

(iii)	grants options and awards under the stock plans;

(iv)	advises on the setting of compensation for senior executives whose compensation is not otherwise set by the Committee; and

(v)	monitors compliance by officers with our program of required stock ownership.

In determining the long-term incentive component of the compensation of the Company’s CEO and other elected officers, the Compensation Committee may consider: (i) the Company’s performance and relative shareholder return; and, (ii) the value of similar incentive awards to chief executive officers and elected officers at comparable companies.

The Committee has the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.

The Compensation Committee may, in its sole discretion, employ a compensation consultant to assist in the evaluation of the compensation of the Company’s CEO or other elected officers. The Compensation Committee shall have the sole authority to approve the fees and other retention terms with respect to such a compensation consultant. The Compensation Committee also has the authority, as necessary and appropriate, to consult with other outside advisors to assist in its duties to the Company.

Meetings

The Compensation Committee shall meet at least four times each year and at such other times as it deems necessary to fulfill its responsibilities.

ANNEX 5

Charter
Science and Technology Committee

Status

The Science and Technology Committee is a committee of the Board of Directors.

Purpose

The Science and Technology Committee shall periodically examine management’s direction and investment in the Company’s pharmaceutical research and development and technology initiatives. The Committee will function as a broadly knowledgeable and objective group of scientists and non-scientists to consider and report periodically to the Board on matters relating to the investment in the Company’s research and development and technology initiatives.

Membership

The Science and Technology Committee shall consist of three or more directors. At least one member of the Committee shall, in the judgment of the Board of Directors, have scientific research expertise. The Committee may engage external consultants, providing a broad range of expertise in both basic and clinical sciences, as well as technologies. Their individual service will extend for a one-year term, renewable at the discretion of the Science and Technology Committee of the Board.

Responsibilities

The Science and Technology Committee may meet privately with independent consultants and be free to speak directly and independently with any members of management in discharging its responsibilities.

The Committee shall meet at such times as it deems to be necessary or appropriate, but not less than twice each year, and shall report at the next Board meeting following each such committee meeting.

The Committee will conduct an annual evaluation of its effectiveness, to determine if the purpose and responsibilities are consistent with the guidelines of the Charter of the Science and Technology Committee, and are clearly aligned with the Company’s strategic science and technology research goals and objectives.

In addition, the Committee will:

•	review, evaluate and report to the Board of Directors regarding performance of the research leaders in achieving the long-term strategic goals and objectives and the quality and direction of the Company’s pharmaceutical research and development programs.

•	identify and discuss significant emerging science and technology issues and trends.

•	determine whether there is sufficient and ongoing external review from world-class experts across both research and development, pertaining to the Company’s therapeutic areas.

•	review the Company’s approaches to acquiring and maintaining a range of distinct technology positions (including, but not limited to, contracts, grants, collaborative efforts, alliances and venture capital).

•	evaluate the soundness/risks associated with the technology in which the Company is investing its research and development efforts.

•	periodically review the Company’s overall patent strategies.

Directions to Hotel Del Coronado
1500 Orange Avenue
Coronado, California 92118

From San Diego Airport:

• Take a left on Harbor Drive. Follow Harbor Drive to Grape Street. Take a left on Grape Street. Stay on Grape Street until you see the on ramp for Interstate 5 South. Take Interstate 5 South to Interstate 75 Coronado (bridge). Continue over the bridge and take a left on Orange Avenue. The Hotel del Coronado will be on your right-hand side, a mile and a half down Orange Avenue.

From Interstate 15:

• Take Interstate 15 South to Interstate 5 North. Exit Interstate 75 Coronado (bridge). Continue over the bridge and take a left on Orange Avenue. The Hotel del Coronado will be on your right-hand side, a mile and a half down Orange Avenue.

From Los Angeles:

• Take Interstate 5 South to Interstate 75 Coronado (bridge). Continue over the bridge and take a left on Orange Avenue. The Hotel del Coronado will be on your right-hand side, a mile and a half down Orange Avenue.

From Los Angeles International Airport:

• Take Interstate 405 South to Interstate 5 South. Take Interstate 5 South to Interstate 75 Coronado (bridge). Continue over the bridge and take a left on Orange Avenue. The Hotel del Coronado will be on your right-hand side, a mile and a half down Orange Avenue.

Parking will be available in the area designated as ”Self-Park.” The meeting will be held in the Ballroom.

Life is our life’s work

Pfizer Inc.

235 East 42nd Street

New York, NY 10017-5755

212 573 2323

www.pfizer.com

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used throughout.

© Pfizer 2005. All rights reserved

PFIZER INC.

C/O EQUISERVE TRUST COMPANY N.A. P.O. BOX 8923 EDISON, NJ 08818-8923

VOTE YOUR PFIZER SHARES

Dear Pfizer Shareholder:

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Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send all future proxy voting materials to you by e-mail, along with a link to the Pfizer proxy voting site. To register for electronic delivery of future proxy materials, go to www.econsent.com/pfe and follow the prompts.

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Vote-by-Internet		Vote-by-Telephone
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Puerto Rico call 201-536-8073.

If you vote over the Internet or by telephone, please do not mail your card.

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^ FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL ^

X	Please mark votes as in this example.	2649

The Board of Directors recommends a vote “FOR” Items 1 and 2.

NOMINEES
							01. Michael S. Brown	08. Stanley O. Ikenberry
						(Vote	02. M. Anthony Burns	09. George A. Lorch
			FOR		WITHHELD	WITHHELD	03. Robert N. Burt	10. Henry A. McKinnell
1	.	Election of Directors.	[ ]		[ ]	from all	04. W. Don Cornwell	11. Dana G. Mead
		(Mark ONE box only)				nominees:)	05. William H. Gray III	12. Ruth J. Simmons
For all nominees except vote withheld from the following nominees (if any):							06. Constance J. Horner	13. William C. Steere, Jr.
							07. William R. Howell	14. Jean-Paul Vallès

			FOR	AGAINST	ABSTAIN
2	.	A proposal to ratify the	[ ]	[ ]	[ ]
appointment of KPMG LLP
as Independent Registered
Public Accounting Firm for
2005.

The Board of Directors recommends
a vote “AGAINST” Items 3, 4, 5, 6, 7 and 8.

	FOR	AGAINST	ABSTAIN
3. Shareholder Proposal Relating to Term	[ ]	[ ]	[ ]
Limits for Directors.

4. Shareholder Proposal Requesting a Report	[ ]	[ ]	[ ]
on Increasing Access to Pfizer Products.

5. Shareholder Proposal Relating to	[ ]	[ ]	[ ]
Importation of Prescription Drugs.

6. Shareholder Proposal Relating to Political	[ ]	[ ]	[ ]
Contributions.

7. Shareholder Proposal Relating to Product	[ ]	[ ]	[ ]
Availability in Canada.

8. Shareholder Proposal Relating to the	[ ]	[ ]	[ ]
Separation of the Roles of Chair and CEO
and Access to Pharmaceutical Products.

Change of Address	Comments on reverse
side

NOTE: IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN OTHER REP-
RESENTATIVE CAPACITY, PLEASE SIGN NAME AND TITLE.

Signature: ________________________________   Date: _____________   Signature: ________________________________   Date: _____________

ADMISSION TICKET

PFIZER INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 28, 2005 7:30 a.m. Pacific Daylight Time (10:30 a.m. Eastern Daylight Time) Hotel Del Coronado Ballroom 1500 Orange Avenue Coronado, California 92118

Shareholders will be admitted to the Annual Meeting beginning at 7:00 a.m. Pacific Daylight Time. If you wish to attend, please plan to arrive early since seating will be limited. Please see the inside back cover of the Proxy Statement for directions.

If you plan to attend the Annual Meeting, please bring this admission ticket with you.

\/ PLEASE FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL \/

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PROXY

PFIZER INC. SOLICITED BY THE BOARD OF DIRECTORS

The undersigned appoints Henry A. McKinnell, Margaret M. Foran and Jeffrey B. Kindler, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all the shares of common stock of Pfizer Inc. held of record by the undersigned on March 2, 2005, and all of the shares as to which the undersigned then had the right to give voting instructions to the record holder under the Pfizer Inc. Shareholder Investment Program, the Pfizer Savings Plan, the Pharmacia Savings Plan, any other Employer Benefit Plan in which shares are held, and the Pfizer Inc. Employee Benefit Trust, at the Annual Meeting of Shareholders to be held on April 28, 2005 at 7:30 a.m. Pacific Daylight time at the Hotel Del Coronado, 1500 Orange Avenue, Coronado, California 92118, or any adjournment or postponement.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 THROUGH 8 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

SEE REVERSE	SEE REVERSE
SIDE.	SIDE.